EXHIBIT 99
MANAGEMENT'S REPORT
Southern Company and Subsidiary Companies 2001 Annual Report


The management of Southern Company has prepared -- and is responsible for -- the consolidated financial statements and related information included in this report. These statements were prepared in accordance with accounting principles generally accepted in the United States and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

   The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the accounting records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

   The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

   The audit committee of the board of directors, composed of four independent directors, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

   Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

   In management's opinion, the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Southern Company and its subsidiary companies in conformity with accounting principles generally accepted in the United States.



/s/H. Allen Franklin
H. Allen Franklin
Chairman, President, and Chief Executive Officer


/s/Gale E. Klappa
Gale E. Klappa
Executive Vice President, Chief Financial Officer,
and Treasurer
February 13, 2002

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Southern Company:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Southern Company (a Delaware corporation) and subsidiary companies as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements (pages 14 through 37) referred to above present fairly, in all material respects, the financial position of Southern Company and subsidiary companies as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   As explained in Note 1 to the financial statements, effective January 1, 2001, Southern Company changed its method of accounting for derivative instruments and hedging activities.





/s/Arthur Andersen LLP
Atlanta, Georgia
February 13, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Southern Company and Subsidiary Companies 2001 Annual Report


RESULTS OF OPERATIONS
---------------------

OVERVIEW OF CONSOLIDATED EARNINGS AND DIVIDENDS

Earnings

Southern Company's basic earnings per share from continuing operations increased
6.6 percent in 2001. This increase was achieved by cost containment and lower interest rates despite the mild temperatures and the economic downturn. Basic earnings per share from continuing operations were $1.62 in 2001 compared with $1.52 in 2000. Dilution -- which factors in additional shares related to stock options -- decreased earnings per share by 1 cent in 2001 and had no impact in 2000.

   In April 2000, Southern Company announced an initial public offering of up to
19.9 percent of Mirant Corporation -- formerly Southern Energy, Inc. -- and intentions to spin off its remaining ownership of 272 million Mirant shares. On April 2, 2001, the tax-free distribution of Mirant shares was completed at a ratio of approximately 0.4 for every share of Southern Company common stock.

   As a result of the spin off, Southern Company's financial statements and related information reflect Mirant as discontinued operations. Therefore, the focus of Management's Discussion and Analysis is on Southern Company's continuing operations. The following chart shows earnings from continuing and discontinued operations:

                             Consolidated      Basic Earnings
                              Net Income          Per Share
                            --------------     -----------------
                             2001     2000      2001      2000
                            --------------     -----------------
                              (in millions)
Earnings from --
  Continuing
    operations             $1,120   $  994     $1.62     $1.52
  Discontinued
    operations                142      319      0.21      0.49
----------------------------------------------------------------
Total earnings             $1,262   $1,313     $1.83     $2.01
================================================================

Dividends

Southern Company has paid dividends on its common stock since 1948. Dividends paid on common stock in 2001 and 2000 were $1.34 per share or 331/2 cents per quarter. In January 2002, Southern Company declared a quarterly dividend of 331/2 cents per share. This is the 217th consecutive quarter that Southern Company has paid a dividend equal to or higher than the previous quarter. Our dividend payout ratio goal is 75 percent.

SOUTHERN COMPANY BUSINESS ACTIVITIES

Discussion of the results of continuing operations is focused on Southern Company's primary business of electricity sales by the operating companies -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- and Southern Power. Southern Power is a new electric wholesale generation subsidiary with market-based rates. The remaining portion of Southern Company's other business activities include telecommunications, energy products and services, leveraged leasing activities, and as the parent holding company. The net impact of these other business activities on the consolidated results of operations is not significant. See Note 12 to the financial statements for additional information.

Electricity Business

Southern Company's electric utilities generate and sell electricity to retail and wholesale customers in the Southeast. A condensed income statement for these six companies is as follows:

                                           Increase (Decrease)
                              Amount         From Prior Year
                             -------      ----------------------
                                2001           2001       2000
-----------------------------------------------------------------
                                      (in millions)
Operating revenues            $9,906           $ 46       $735
-----------------------------------------------------------------
Fuel                           2,577             13        236
Purchased power                  718             41        268
Other operation
  and maintenance              2,489             19         40
Depreciation
  and amortization             1,144              9         89
Taxes other than
  income taxes                   533              1         11
-----------------------------------------------------------------
Total operating expenses       7,461             83        644
-----------------------------------------------------------------
Operating income               2,445            (37)        91
Other income, net                 15             51          2
-----------------------------------------------------------------
Earnings before
  interest and taxes           2,460             14         93
Interest expenses
  and other, net                 609            (25)        29
Income taxes                     702             (1)        28
-----------------------------------------------------------------
Net income                    $1,149           $ 40      $  36
=================================================================

Southern Company and Subsidiary Companies 2001 Annual Report


Revenues

Operating revenues for the core business of selling electricity in 2001 and the amount of change from the prior year are as follows:

                                           Increase (Decrease)
                              Amount         From Prior Year
                              ------      ----------------------
                                2001           2001       2000
----------------------------------------------------------------
                                      (in millions)
Retail --
  Base revenues               $5,921          $ (93)      $174
  Fuel cost recovery
    and other                  2,519            (67)       336
----------------------------------------------------------------
Total retail                   8,440           (160)       510
----------------------------------------------------------------
Sales for resale --
  Within service area            338            (39)        27
  Outside service area           836            236        127
----------------------------------------------------------------
Total sales for resale         1,174            197        154
Other operating
  revenues                       292              9         71
----------------------------------------------------------------
Operating revenues            $9,906          $  46       $735
================================================================
Percent change                                  0.5%       8.1%
----------------------------------------------------------------

   Base revenues declined by $93 million in 2001 because of mild temperatures and the economic downturn. Total base revenues of $6.0 billion in 2000 increased as a result of continued customer growth in the service area and the positive impact of weather on energy sales.

   Electric rates -- for the operating companies -- include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Under these fuel cost recovery provisions, fuel revenues generally equal fuel expenses -- including the fuel component of purchased energy -- and do not affect net income. However, cash flow is affected by the economic loss from untimely recovery of these receivables.

   Sales for resale revenues within the service area were $338 million in 2001, down 10.2 percent from the prior year. This sharp decline resulted primarily from the mild weather experienced in the Southeast during 2001, which significantly reduced energy requirements from these customers. Sales for resale within the service area for 2000 were up from the prior year as a result of additional demand for electricity during the hot summer.

   Revenues from energy sales for resale outside the service area have increased sharply the past two years with a 39 percent and 27 percent increase in 2001 and 2000, respectively. This growth was primarily driven by new contracts. As Southern Company increases its competitive wholesale generation business, sales for resale outside the service area should reflect steady increases over the near term. Recent wholesale contracts have shorter contract periods, and many are market priced compared with the traditional cost-based contracts entered into in the 1980s. Those long-term cost-based contracts are principally unit power sales to Florida utilities. Revenues from long-term unit power contracts have both capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components of the unit power contracts were as follows:

                                    2001       2000       1999
--------------------------------------------------------------
                                          (in millions)
Capacity                            $170       $177       $174
Energy                               201        178        157
--------------------------------------------------------------
Total                               $371       $355       $331
==============================================================

   Capacity revenues in 2001 and 2000 varied slightly compared with the prior year as a result of adjustments and true-ups related to contractual pricing. No significant declines in the amount of capacity are scheduled until the termination of the contracts in 2010.

Energy Sales

Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour sales for 2001 and the percent change by year were as follows:

                        Amount            Percent Change
(billions of          --------      --------------------------
   kilowatt-hours)        2001      2001        2000      1999
------------------------------     ---------------------------
Residential               44.5      (3.6)%       6.5%     (0.2)%
Commercial                46.9       1.5         6.6       4.0
Industrial                52.9      (6.8)        1.0       1.6
Other                      1.0       0.7         2.7       1.6
Total retail             145.3      (3.2)        4.3       1.7
                         -----
Sales for resale --
  Within service area      9.4      (2.0)        1.5      (4.1)
  Outside service area    21.4      24.4        33.0      (0.4)
                        ------
Total                    176.1      (0.5)        6.4       1.2
==============================================================

Southern Company and Subsidiary Companies 2001 Annual Report


   Although the number of residential customers increased 43,000 in 2001, retail energy sales registered a 3.2 percent decline. This is the first decrease since 1982. Reduced retail sales in 2001 were driven by extremely mild weather and the sluggish economy, which severely impacted industrial sales. In 2000, the rate of growth in total retail energy sales was very strong. Residential energy sales reflected a substantial increase as a result of the hotter-than-normal summer weather and the increase in customers served. Also in 2000, commercial sales continued to reflect the strong economy in the Southeast. Energy sales to retail customers are projected to increase at an average annual rate of 1.8 percent during the period 2002 through 2012.

   Sales to customers outside the service area under long-term contracts for unit power sales increased 2.7 percent in 2001 and increased 21 percent in 2000. These changes in sales were influenced by weather -- discussed earlier -- and fluctuations in prices for oil and natural gas. These are the primary fuel sources for utilities with which the company has long-term contracts. However, these fluctuations in energy sales under long-term contracts have minimal effects on earnings because the energy is generally sold at variable cost.

Expenses

In 2001, operating expenses of $7.5 billion increased only $83 million compared with the prior year. The moderate increase reflected flat energy sales and tighter cost containment measures. The costs to produce electricity for the core business in 2001 increased $96 million. However, non-production operation and maintenance declined by $23 million.

   In 2000, operating expenses of $7.4 billion increased $644 million compared with the prior year. The costs to produce electricity in 2000 increased by $498 million to meet higher energy requirements. Non-production operation and maintenance expenses increased $46 million in 2000. Depreciation and amortization expenses in 2000 increased $89 million, of which $50 million resulted from additional accelerated amortization by Georgia Power.

   Fuel costs constitute the single largest expense for the six electric utilities. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated -- within the service area -- were as follows:

                                    2001       2000       1999
---------------------------------------------------------------
Total generation
  (billions of kilowatt-hours)       174        174        165
Sources of generation
  (percent) --
    Coal                              72         78         78
    Nuclear                           16         16         17
    Oil and gas                        9          4          3
    Hydro                              3          2          2
Average cost of fuel per net
  kilowatt-hour generated
    (cents) --                      1.56       1.51       1.45
---------------------------------------------------------------

   In 2001, fuel and purchased power costs of $3.3 billion increased $54 million. Continued efforts to control energy costs combined with additional efficient gas-fired generating units helped to hold the increase in fuel expense to $13 million in 2001.

   Total fuel and purchased power costs increased $504 million in 2000 as a result of 10.6 billion more kilowatt-hours being sold than in 1999. Demand was met with some 2.5 billion additional kilowatt-hours being purchased and using generation with higher unit fuel cost than in 1999.

   Total interest charges and other financing costs in 2001 decreased $25 million from amounts reported in the previous year. The decline reflected substantially lower short-term interest rates that offset new financing costs. Total interest charges and other financing costs in 2000 increased $29 million reflecting some additional external financing for new generating units.

Effects of Inflation

The operating companies are subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Southern Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through

Southern Company and Subsidiary Companies 2001 Annual Report


financing facilities with fixed-money obligations such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

General

The results of continuing operations for the past three years are not necessarily indicative of future earnings potential. The level of Southern Company's future earnings depends on numerous factors. The two major factors are the ability of the operating companies to achieve energy sales growth while containing cost in a more competitive environment and the profitability of the new competitive market-based wholesale generating facilities being added.

   Future earnings for the electricity business in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, new short and long-term contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the service area.

   The operating companies operate as vertically integrated companies providing electricity to customers within the service area of the southeastern United States. Prices for electricity provided to retail customers are set by state public service commissions under cost-based regulatory principles. Retail rates and earnings are reviewed and adjusted periodically within certain limitations based on earned return on equity. See Note 3 to the financial statements for additional information about these and other regulatory matters.

   In accordance with Financial Accounting Standards Board (FASB) Statement No. 87, Employers' Accounting for Pensions, Southern Company recorded non-cash income of approximately $124 million in 2001. Future pension income is dependent on several factors including trust earnings and changes to the plan. For the operating companies, pension income is a component of the regulated rates and does not have a significant effect on net income. For more information, see Note 2 to the financial statements.

   Southern Company currently receives tax benefits related to investments in alternative fuel partnerships and leveraged lease agreements for energy generation, distribution, and transportation assets that contribute significantly to the economic results for these projects. Changes in Internal Revenue Service interpretations of existing regulations or challenges to the company's positions could result in reduced availability or changes in the timing of such tax benefits. The net income impact of these investments totaled $52 million, $28 million, and $11 million in 2001, 2000, and 1999, respectively. See Note 1 to the financial statements under "Leveraged Leases" and Note 6 for additional information and related income taxes.

   Southern Company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

Industry Restructuring

The electric utility industry in the United States is continuing to evolve as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, electricity sales for resale rates are affected by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers.

   Although the Energy Act does not permit retail customer access, it has been a major catalyst for recent restructuring and consolidations taking place within the utility industry. Numerous federal and state initiatives are in varying stages that promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted. Enactment would require numerous issues to be resolved, including significant ones relating to recovery of any stranded investments, full cost recovery of energy produced, and other issues related to the energy crisis that occurred in California. As a result of that crisis, many states have either discontinued or delayed implementation of initiatives involving retail deregulation.

Southern Company and Subsidiary Companies 2001 Annual Report


   Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, if Southern Company's electric utilities do not remain low-cost producers and provide quality service, then energy sales growth could be limited, and this could significantly erode earnings.

   To adapt to a less regulated, more competitive environment, Southern Company continues to evaluate and consider a wide array of potential business strategies. These strategies may include business combinations, acquisitions involving other utility or non-utility businesses or properties, internal restructuring, disposition of certain assets, or some combination thereof. Furthermore, Southern Company may engage in new business ventures that arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Southern Company.

   The Energy Act amended the Public Utility Holding Company Act of 1935 (PUHCA) to allow holding companies to form exempt wholesale generators and foreign utilities to sell power largely free from regulation under PUHCA. These entities are able to own and operate power generating facilities and sell power to affiliates -- under certain restrictions.

   Southern Company is working to maintain and expand its share of wholesale energy sales in the Southeastern power markets. In January 2001, Southern Company formed a new subsidiary -- Southern Power Company. This subsidiary constructs, owns, and manages wholesale generating assets in the Southeast. Southern Power will be the primary growth engine for Southern Company's competitive wholesale market-based energy business. By the end of 2003, Southern Power plans to have approximately 4,700 megawatts of generating capacity in commercial operation. At December 31, 2001, 800 megawatts are in commercial operation and some 3,900 megawatts of capacity are under construction.

   In December 1999, the Federal Energy Regulatory Commission (FERC) issued its final rule on Regional Transmission Organizations (RTOs). The order encouraged utilities owning transmission systems to form RTOs on a voluntary basis. Southern Company has submitted a series of status reports informing the FERC of progress toward the development of a Southeastern RTO. In these status reports, Southern Company explained that it is developing a for-profit RTO known as SeTrans with a number of non-jurisdictional cooperative and public power entities. Recently, Entergy Corporation and Cleco Power joined the SeTrans development process. In January 2002, the sponsors of SeTrans held a public meeting to form a Stakeholder Advisory Committee, which will participate in the development of the RTO. Southern Company continues to work with the other sponsors to develop the SeTrans RTO. The creation of SeTrans is not expected to have a material impact on Southern Company's financial statements. The outcome of this matter cannot now be determined.

Accounting Policies

Critical Policy

Southern Company's significant accounting policies are described in Note 1 to the financial statements. The company's most critical accounting policy involves rate regulation. The operating companies are subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of a company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standards

Effective January 2001, Southern Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Statement No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires that certain derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value and that changes in the fair value be recognized currently in earnings unless specific hedge accounting criteria are met. See Note 1 to the financial statements under "Financial Instruments" for additional information. The impact on net income in 2001 was not material. An additional interpretation of Statement No. 133 will result in a change -- effective April 1, 2002 -- in accounting for certain contracts related to fuel supplies that contain quantity options. These contracts will be accounted for as derivatives and marked to market. However, due to the existence of specific

Southern Company and Subsidiary Companies 2001 Annual Report


cost-based fuel recovery clauses for the operating companies, this change is not expected to have a material impact on net income.

   In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, which establishes new accounting and reporting standards for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17. Statement No. 142 addresses how intangible assets that are acquired individually or with a group of other assets -- but not those acquired in a business combination -- should be accounted for upon acquisition and on an ongoing basis. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, which are no longer limited to 40 years. Southern Company adopted Statement No. 142 in January 2002 with no material impact on the financial statements.

   Also in June 2001, the FASB issued Statement No. 143, Asset Retirement Obligations, which establishes new accounting and reporting standards for legal obligations associated with retiring assets, including decommissioning of nuclear plants. The liability for an asset's future retirement must be recorded in the period in which the liability is incurred. The cost must be capitalized as part of the related long-lived asset and depreciated over the asset's useful life. Changes in the liability resulting from the passage of time will be recognized as operating expenses. Statement No. 143 must be adopted by January 1, 2003. Southern Company has not yet quantified the impact of adopting Statement No. 143 on its financial statements.

FINANCIAL CONDITION
------------------

Overview

Southern Company's financial condition continues to remain strong. In 2001, most of the operating companies' earnings were at the high end of their respective allowed range of return on equity. Also, earnings from new business activities made a solid contribution. These factors drove consolidated net income from continuing operations to a record $1.12 billion in 2001. The quarterly dividend declared in January 2002 was 331/2 cents per share, or $1.34 on an annual basis. Southern Company is committed to a goal of increasing the dividend over time consistent with growth in earnings. Southern Company's target is to grow earnings per share at an average annual rate of 5 percent or more. The dividend payout ratio goal is 75 percent.

   Gross property additions to utility plant from continuing operations were $2.6 billion in 2001. The majority of funds needed for gross property additions since 1998 has been provided from operating activities. The Consolidated Statements of Cash Flows provide additional details.

Off-Balance Sheet Financing Arrangements

At December 31, 2001, Southern Company utilized two separate financing arrangements that are not required to be recorded on the balance sheet. In May 2001, Mississippi Power began the initial 10-year term of an operating lease agreement signed in 1999 with Escatawpa Funding, Limited Partnership, a special purpose entity, to use a combined-cycle generating facility located at Mississippi Power's Plant Daniel. The facility cost approximately $370 million. The lease provides for a residual value guarantee -- approximately 71 percent of the completion cost -- by Mississippi Power that is due upon termination of the lease in certain circumstances. See Note 9 to the financial statements under "Operating Leases" for additional information regarding this lease.

   Southern Power in 2001 entered into a financial arrangement with Westdeutsche Landesbank Girozentrale (WestLB) that is in effect until September 2002. Under this agreement, Southern Power may assign up to $125 million in vendor contracts for equipment to WestLB. For accounting purposes, WestLB is the owner of the contracts. Southern Power acts as an agent for WestLB and instructs WestLB when to make payments to the vendors. At December 31, 2001, approximately $47 million of such vendor equipment contracts had been assigned to WestLB. Southern Power currently anticipates terminating this arrangement and reacquiring these assets in the first quarter of 2002.

Credit Rating Risk

Southern Company and its subsidiaries do not have any credit agreements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. There are contracts that could require collateral -- but not accelerated payment -- in the event of a credit rating change to below investment grade. These contracts are primarily for physical electricity sales, fixed-price physical gas purchases, and agreements covering interest rate swaps and currency swaps. At December 31, 2001, the maximum potential collateral requirements under the electricity sale contracts were approximately $230 million. Generally, collateral may be provided for by a Southern Company guaranty, a letter of credit, or cash. At December 31, 2001, there were no

Southern Company and Subsidiary Companies 2001 Annual Report


material collateral requirements for the gas purchase contracts or other financial instrument agreements.

Market Price Risk

Southern Company is exposed to market risks, including changes in interest rates, currency exchange rates, and certain commodity prices. To manage the volatility attributable to these exposures, the company nets the exposures to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to the company's policies in areas such as counterparty exposure and hedging practices. Company policy is that derivatives are to be used primarily for hedging purposes. Derivative positions are monitored using techniques that include market valuation and sensitivity analysis.

   The company's market risk exposures relative to interest rate changes have not changed materially compared with the previous reporting period. In addition, the company is not aware of any facts or circumstances that would significantly affect such exposures in the near term.

   If the company sustained a 100 basis point change in interest rates for all variable rate long-term debt, the change would affect annualized interest expense by approximately $22 million at December 31, 2001. Based on the company's overall interest rate exposure at December 31, 2001, including derivative and other interest rate sensitive instruments, a near-term 100 basis point change in interest rates would not materially affect the consolidated financial statements.

   Due to cost-based rate regulations, the operating companies have limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To mitigate residual risks relative to movements in electricity prices for the operating companies, they and Southern Power enter into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market and to a lesser extent similar contracts for gas purchases. Also, some of the operating companies have implemented fuel-hedging programs at the instruction of their respective public service commissions. Realized gains and losses are recognized in the income statement as incurred. At December 31, 2001, exposure from these activities was not material to the consolidated financial statements. Fair value of changes in energy trading contracts and year-end valuations are as follows:

                                       Changes During the Year
---------------------------------------------------------------
                                                    Fair Value
---------------------------------------------------------------
                                                  (in millions)
Contracts beginning of year                           $ 1.7
Contracts realized or settled                          (1.4)
New contracts                                             -
Changes in valuation techniques                           -
Current period changes                                  1.0
--------------------------------------------------------------
Contracts end of year                                 $ 1.3
==============================================================

                           Source of Year-End Valuation Prices
--------------------------------------------------------------
                                               Maturity
                             Total        -------------------
                          Fair Value      Year 1     1-3 Years
--------------------------------------------------------------
                                      (in millions)
Actively quoted             $(3.8)       $(5.1)        $1.3
External sources              5.1          5.1            -
Models and other
   methods                      -            -            -
--------------------------------------------------------------
Contracts end of year       $ 1.3        $   -         $1.3
==============================================================

   For additional information, see Note 1 to the financial statements under "Financial Instruments."

Capital Structure

During 2001, the operating companies issued $1.2 billion of senior notes. The majority of these proceeds was used to retire long-term debt. The companies continued to reduce financing costs by retiring higher-cost securities. Retirements of bonds and senior notes, including maturities, totaled $1.2 billion in 2001, $298 million during 2000, and $1.2 billion during 1999.

   Southern Company issued through the company's stock plans 17 million treasury shares of common stock in 2001. Proceeds were $395 million and were primarily used to reduce short-term debt. At December 31, 2001, approximately 2 million treasury shares remain unissued.

   At the close of 2001, the company's common stock market value was $25.35 per share, compared with book value of $11.44 per share. The market-to-book value ratio was 222 percent at the end of 2001, compared with 212 percent at year-end 2000.

Southern Company and Subsidiary Companies 2001 Annual Report


Capital Requirements for Construction

The construction program of Southern Company is budgeted at $2.8 billion for 2002, $2.1 billion for 2003, and $2.3 billion for 2004. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; nuclear plant regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

   Southern Company has approximately 4,500 megawatts of new generating capacity scheduled to be placed in service by 2003. Approximately 3,900 megawatts of additional new capacity will be dedicated to the wholesale market and owned by Southern Power. Significant construction of transmission and distribution facilities and upgrading of generating plants will be continuing.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $2.4 billion will be required by the end of 2004 for present improvement fund requirements and maturities of long-term debt. Also, the subsidiaries will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

   These capital requirements, lease obligations, and purchase commitments -- discussed in Notes 8 and 9 to the financial statements -- are as follows:

                                    2002      2003      2004
--------------------------------------------------------------
                                          (in millions)
Bonds -
   First mortgage                 $    7    $    -     $    -
   Pollution control                   8         -          -
Notes                                410     1,072        890
Leases -
   Capital                             4         4          4
   Operating                          74        71         70
Purchase commitments -
   Fuel                            2,399     2,185      1,541
   Purchased power                    97       100         95
--------------------------------------------------------------

   At the beginning of 2002, Southern Company had used $293 million of its available credit arrangements. Credit arrangements are as follows:

                                           Expires
                                  ----------------------------
   Total         Unused           2002         2003 & Beyond
--------------------------------------------------------------
                           (in millions)
  $5,423         $5,130         $3,658                $1,472
--------------------------------------------------------------

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA) brought a civil action in the U.S. District Court in Georgia against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the New Source Review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the operating companies a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal burning-plants constructed or under construction prior to 1978. The U.S. District Court in Georgia granted Alabama Power's motion to dismiss for lack of jurisdiction in Georgia and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court granted the EPA's motion to add Savannah Electric as a defendant, but it denied the motion to add Gulf Power and Mississippi Power based on lack of jurisdiction over those companies. The court directed the EPA to refile its amended complaint limiting claims to those brought against Georgia Power and Savannah Electric. The EPA refiled those claims as directed by the court. Also, the EPA refiled its claims against Alabama Power in U.S.

Southern Company and Subsidiary Companies 2001 Annual Report


District Court in Alabama. It has not refiled against Gulf Power, Mississippi Power, or the system service company. The Alabama Power, Georgia Power, and Savannah Electric cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and Savannah Electric. Because the outcome of the TVA case could have a significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and Savannah Electric have opposed that motion.

   Southern Company believes that its operating companies complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome in any one of these cases could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

   In November 1990, the Clean Air Act Amendments of 1990 (Clean Air Act) were signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Southern Company. Reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995. Southern Company achieved Phase I compliance at its affected plants by primarily switching to low-sulfur coal and with some equipment upgrades. Construction expenditures for Phase I nitrogen oxide and sulfur dioxide emissions compliance totaled approximately $300 million. Phase II sulfur dioxide compliance was required in 2000. Southern Company used emission allowances and fuel switching to comply with Phase II requirements. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements for metropolitan Atlanta through 2000. Compliance for Phase II and initial ozone non-attainment requirements increased total construction expenditures through 2000 by approximately $100 million.

   Respective state plans to address the one-hour ozone non-attainment standards for the Atlanta and Birmingham areas have been established and must be implemented in May 2003. Seven generating plants in the Atlanta area and two plants in the Birmingham area will be affected. Construction expenditures for compliance with these new rules are currently estimated at approximately $940 million, of which $520 million remains to be spent.

   A significant portion of costs related to the acid rain and ozone non-attainment provisions of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

   In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision made the standards significantly more stringent. In the subsequent litigation of these standards, the U.S. Supreme Court found the EPA's implementation program for the new ozone standard unlawful and remanded it to the EPA. In addition, the Federal District of Columbia Circuit Court of Appeals is considering other legal challenges to these standards. A court decision is expected in the spring of 2002. If the standards are eventually upheld, implementation could be required by 2007 to 2010.

   In September 1998, the EPA issued regional nitrogen oxide reduction rules to the states for implementation. The final rule affects 21 states, including Alabama and Georgia. Compliance is required by May 31, 2004, for most states, including Alabama. For Georgia, further rulemaking was required, and proposed compliance was delayed until May 1, 2005. Additional construction expenditures for compliance with these new rules are currently estimated at approximately $190 million.

   In December 2000, having completed its utility studies for mercury and other hazardous air pollutants (HAPS), the EPA issued a determination that an emission control program for mercury and, perhaps, other HAPS is warranted. The program is being developed under the Maximum Achievable Control Technology provisions of the Clean Air Act, and the regulations are scheduled to be finalized by the end of 2004 with implementation to take place around 2007. In January 2001, the EPA

Southern Company and Subsidiary Companies 2001 Annual Report


proposed guidance for the determination of Best Available Retrofit Technology
(BART) emission controls under the Regional Haze Regulations. Installation of BART controls is expected to take place around 2010. Litigation of the Regional Haze Regulations, including the BART provisions, is ongoing in the Federal District of Columbia Circuit Court of Appeals. A court decision is expected in mid-2002.

   Implementation of the final state rules for these initiatives could require substantial further reductions in nitrogen oxide and sulfur dioxide and reductions in mercury and other HAPS emissions from fossil-fired generating facilities and other industries in these states. Additional compliance costs and capital expenditures resulting from the implementation of these rules and standards cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

   In October 1997, the EPA issued regulations setting forth requirements for Compliance Assurance Monitoring in its state and federal operating permit programs. These regulations were amended by the EPA in March 2001 in response to a court order resolving challenges to the rules brought by environmental groups and the utility industry. Generally, this rule affects the operation and maintenance of electrostatic precipitators and could involve significant additional ongoing expense.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: control strategies to reduce regional haze; limits on pollutant discharges to impaired waters; cooling water intake restrictions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

   Southern Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the subsidiaries could incur substantial costs to clean up properties. The subsidiaries conduct studies to determine the extent of any required cleanup and have recognized in their respective financial statements costs to clean up known sites. These costs for Southern Company amounted to $1 million in 2001 and $4 million in both 2000 and 1999. Additional sites may require environmental remediation for which the subsidiaries may be liable for a portion or all required cleanup costs. See Note 3 to the financial statements for information regarding Georgia Power's potentially responsible party status at sites in Georgia.

   Several major pieces of environmental legislation are periodically considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The amount and timing of additional equity capital to be raised in 2002 -- as well as in subsequent years -- will be contingent on Southern Company's investment opportunities. Equity capital can be provided from any combination of public offerings, private placements, or the company's stock plans.

   The operating companies plan to obtain the funds required for construction and other purposes from sources similar to those used in the past, which were primarily from internal sources. However, the type and timing of any financings -- if needed -- will depend on market conditions and regulatory approval. In recent years, financings primarily have utilized unsecured debt and trust preferred securities.

   Southern Power will use both external funds and equity capital from Southern Company to finance its construction program.

   To meet short-term cash needs and contingencies, Southern Company had at the beginning of 2002 approximately $354 million of cash and cash equivalents and $5.1 billion of unused credit arrangements with banks.

Southern Company and Subsidiary Companies 2001 Annual Report


Cautionary Statement Regarding
Forward-Looking Information

Southern Company's 2001 Annual Report includes forward-looking statements in addition to historical information. Forward-looking information includes, among other things, statements concerning the strategic goals for Southern Company's new wholesale business and also Southern Company's goals for dividend payout ratio, earnings per share, and earnings growth. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology. Southern Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, and also changes in environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, including the pending EPA civil action against certain Southern Company subsidiaries and the race discrimination litigation against certain Southern Company subsidiaries; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate; the impact of fluctuations in commodity prices, interest rates, and customer demand; state and federal rate regulations; political, legal, and economic conditions and developments in the United States; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the effects of, and changes in, economic conditions in the areas in which Southern Company's subsidiaries operate; the direct or indirect effects on Southern Company's business resulting from the terrorist incidents on September 11, 2001, or any similar such incidents or responses to such incidents; financial market conditions and the results of financing efforts; the timing and acceptance of Southern Company's new product and service offerings; the ability of Southern Company to obtain additional generating capacity at competitive prices; weather and other natural phenomena; and other factors discussed elsewhere herein and in other reports (including the Form 10-K) filed from time to time by Southern Company with the Securities and Exchange Commission.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2001, 2000, and 1999
Southern Company and Subsidiary Companies 2001 Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                                                 2001                 2000              1999
------------------------------------------------------------------------------------------------------------------------------
                                                                                                (in millions)
Operating Revenues:
Retail sales                                                                 $  8,440             $  8,600            $8,090
Sales for resale                                                                1,174                  977               823
Other revenues                                                                    541                  489               404
------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                       10,155               10,066             9,317
------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Fuel                                                                            2,577                2,564             2,328
Purchased power                                                                   718                  677               409
Other operations                                                                1,852                1,861             1,838
Maintenance                                                                       909                  852               829
Depreciation and amortization                                                   1,173                1,171             1,139
Taxes other than income taxes                                                     535                  536               523
------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                        7,764                7,661             7,066
------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                2,391                2,405             2,251
Other Income:
Interest income                                                                    27                   29                30
Other, net                                                                          3                  (21)              (45)
------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations
  Before Interest and Income Taxes                                              2,421                2,413             2,236
------------------------------------------------------------------------------------------------------------------------------
Interest and Other:
Interest expense, net                                                             557                  643               527
Distributions on capital and preferred securities of subsidiaries                 169                  169               175
Preferred dividends of subsidiaries                                                18                   19                20
------------------------------------------------------------------------------------------------------------------------------
Total interest and other                                                          744                  831               722
------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations Before Income Taxes                         1,677                1,582             1,514
Income taxes                                                                      558                  588               599
------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations Before
  Cumulative Effect of Accounting Change                                        1,119                  994               915
Cumulative effect of accounting change --
  less income taxes of less than $1                                                 1                    -                 -
------------------------------------------------------------------------------------------------------------------------------
Earnings From Continuing Operations                                             1,120                  994               915
Earnings from discontinued operations,
  net of income taxes of $93, $86, and $127
  for 2001, 2000, and 1999, respectively                                          142                  319               361
------------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income                                                      $  1,262             $  1,313            $1,276
==============================================================================================================================
Common Stock Data:
Earnings per share from continuing operations -
  Basic                                                                         $1.62                $1.52             $1.33
  Diluted                                                                        1.61                 1.52              1.33
Earnings per share including discontinued operations -
  Basic                                                                         $1.83                $2.01             $1.86
  Diluted                                                                        1.82                 2.01              1.86
------------------------------------------------------------------------------------------------------------------------------
Average number of shares of common stock outstanding - (in millions)
  Basic                                                                           689                  653               685
  Diluted                                                                         694                  654               686
------------------------------------------------------------------------------------------------------------------------------
Cash dividends paid per share of common stock                                   $1.34                $1.34             $1.34
------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2001, 2000, and 1999
Southern Company and Subsidiary Companies 2001 Annual Report

------------------------------------------------------------------------------------------------------------------------------
                                                                                 2001                 2000              1999
------------------------------------------------------------------------------------------------------------------------------
                                                                                                (in millions)
Operating Activities:
Consolidated net income                                                       $ 1,262              $ 1,313           $ 1,276
Adjustments to reconcile consolidated net income
   to net cash provided from operating activities --
      Less income from discontinued operations                                    142                  319               361
      Depreciation and amortization                                             1,358                1,337             1,216
      Deferred income taxes and investment tax credits                            (22)                  97                10
      Other, net                                                                 (192)                  18               118
      Changes in certain current assets and liabilities --
           Receivables, net                                                       344                 (379)             (141)
           Fossil fuel stock                                                     (199)                  78               (41)
           Materials and supplies                                                 (43)                 (15)              (37)
           Accounts payable                                                       (51)                 180               (65)
           Other                                                                   69                   66               244
------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities of continuing operations            2,384                2,376             2,219
------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                       (2,617)              (2,225)           (1,881)
Other                                                                            (119)                 (81)             (362)
------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities of continuing operations                (2,736)              (2,306)           (2,243)
------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                         223                 (275)              831
Proceeds --
   Long-term senior notes                                                       1,242                  650               840
   Other long-term debt                                                           757                   93               629
   Capital and preferred securities                                                30                    -               250
   Common stock                                                                   395                  910                24
Redemptions --
   First mortgage bonds                                                          (616)                (211)             (890)
   Other long-term debt                                                          (569)                (204)             (483)
   Capital and preferred securities                                                 -                    -              (100)
   Preferred stock                                                                  -                    -               (86)
   Common stock repurchased                                                         -                 (415)             (862)
Payment of common stock dividends                                                (922)                (873)             (921)
Other                                                                             (33)                 (54)              (50)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided from (used for)
  financing activities of continuing operations                                   507                 (379)             (818)
------------------------------------------------------------------------------------------------------------------------------
Cash provided from (used for) discontinued operations                               -                  354               684
------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                              155                   45              (158)
Cash and Cash Equivalents at Beginning of Year                                    199                  154               312
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                      $   354              $   199           $   154
==============================================================================================================================
Supplemental Cash Flow Information
  From Continuing Operations:
Cash paid during the year for --
   Interest (net of amount capitalized)                                          $624                 $802              $684
   Income taxes                                                                  $721                 $666              $656
------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
At December 31, 2001 and 2000
Southern Company and Subsidiary Companies 2001 Annual Report

-------------------------------------------------------------------------------------------------------------------
Assets                                                                               2001                    2000
-------------------------------------------------------------------------------------------------------------------
                                                                                            (in millions)
Current Assets:
Cash and cash equivalents                                                         $   354                 $   199
Special deposits                                                                       23                       6
Receivables, less accumulated provisions for uncollectible accounts
   of $24 in 2001 and $22 in 2000                                                   1,132                   1,312
Under recovered retail fuel clause revenue                                            280                     418
Fossil fuel stock, at average cost                                                    394                     195
Materials and supplies, at average cost                                               550                     507
Other                                                                                 223                     188
-------------------------------------------------------------------------------------------------------------------
Total current assets                                                                2,956                   2,825
-------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:
In service                                                                         35,813                  34,188
Less accumulated depreciation                                                      15,020                  14,350
-------------------------------------------------------------------------------------------------------------------
                                                                                   20,793                  19,838
Nuclear fuel, at amortized cost                                                       202                     215
Construction work in progress                                                       2,089                   1,569
-------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                               23,084                  21,622
-------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Nuclear decommissioning trusts, at fair value                                         682                     690
Net assets of discontinued operations                                                   -                   3,320
Leveraged leases                                                                      655                     596
Other                                                                                 193                     161
-------------------------------------------------------------------------------------------------------------------
Total other property and investments                                                1,530                   4,767
-------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes                                              924                     957
Prepaid pension costs                                                                 547                     398
Debt expense, being amortized                                                         103                      99
Premium on reacquired debt, being amortized                                           280                     280
Other                                                                                 400                     312
-------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                             2,254                   2,046
-------------------------------------------------------------------------------------------------------------------
Total Assets                                                                      $29,824                 $31,260
===================================================================================================================
The accompanying notes are an integral part of these balance sheets.

CONSOLIDATED BALANCE SHEETS (continued)
At December 31, 2001 and 2000
Southern Company and Subsidiary Companies 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity                                               2001                    2000
-----------------------------------------------------------------------------------------------------------------
                                                                                           (in millions)
Current Liabilities:
Securities due within one year                                                  $   429                 $    67
Notes payable                                                                     1,902                   1,680
Accounts payable                                                                    847                     869
Customer deposits                                                                   153                     140
Taxes accrued --
   Income taxes                                                                     160                      88
   Other                                                                            193                     208
Interest accrued                                                                    118                     121
Vacation pay accrued                                                                125                     119
Other                                                                               445                     426
-----------------------------------------------------------------------------------------------------------------
Total current liabilities                                                         4,372                   3,718
-----------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                      8,297                   7,843
-----------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                                 4,088                   4,074
Deferred credits related to income taxes                                            500                     551
Accumulated deferred investment tax credits                                         634                     664
Employee benefits provisions                                                        450                     401
Prepaid capacity revenues                                                            41                      58
Other                                                                               814                     647
----------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                      6,527                   6,395
----------------------------------------------------------------------------------------------------------------
Company or subsidiary obligated mandatorily redeemable
   capital and preferred securities (See accompanying statements)                 2,276                   2,246
----------------------------------------------------------------------------------------------------------------
Cumulative preferred stock of subsidiaries (See accompanying statements)            368                     368
----------------------------------------------------------------------------------------------------------------
Common stockholders' equity (See accompanying statements)                         7,984                  10,690
----------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                      $29,824                 $31,260
================================================================================================================
Commitments and Contingent Matters (Notes 1, 2, 3, 5, 8, 9, and 10)
----------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these balance sheets.


CONSOLIDATED SATEEMENTS OF CAPITALIZATION
At December 31, 2001 and 2000
Southern Company and Subsidiary Companies 2001 Annual Report

----------------------------------------------------------------------------------------------------------------------------
                                                                 2001             2000              2001              2000
----------------------------------------------------------------------------------------------------------------------------
                                                                     (in millions)                    (percent of total)
Long-Term Debt of Subsidiaries:
First mortgage bonds --
   Maturity                        Interest Rates
   --------                        --------------
   2003                            6.13% to 6.63%             $     -          $   325
   2004                            6.60%                            -               35
   2005                            6.07%                            2               10
   2006                            6.50% to 6.90%                  45               45
   2007 through 2011               6.88%                            -               50
   2021 through 2025               6.88% to 9.00%                 437              635
   2026 through 2030               6.88%                           30               30
----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                        514            1,130
----------------------------------------------------------------------------------------------------------------------------
Long-term senior notes payable --
   4.69% to 9.75% due 2002-2005                                 1,834              766
   5.38% to 8.58% due 2006-2009                                   595              744
   6.10% to 7.63% due 2010-2017                                   305              170
   6.38% to 8.12% due 2018-2038                                   788              793
   6.63% to 7.13% due 2039-2048                                 1,029            1,029
   Adjustable rates (1.98% to 3.44% at 1/1/02)
      due 2002-2005                                             1,078              734
----------------------------------------------------------------------------------------------------------------------------
Total long-term senior notes payable                            5,629            4,236
----------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
   Pollution control revenue bonds --
      Collateralized:
         5.00% to 6.75% due 2005-2026                             168              539
         Variable rates (1.61% to 1.95% at 1/1/02)
           due 2015-2025                                           90               90
      Non-collateralized:
         4.20% to 6.75% due 2015-2034                             726              406
         Variable rates (1.75% to 2.05% at 1/1/02)
           due 2011-2037                                        1,566            1,475
----------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                      2,550            2,510
----------------------------------------------------------------------------------------------------------------------------
Capitalized lease obligations                                      92               95
----------------------------------------------------------------------------------------------------------------------------
Unamortized debt (discount), net                                  (59)             (61)
----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
   requirement -- $443 million)                                 8,726            7,910
Less amount due within one year                                   429               67
----------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year             8,297            7,843              43.9%             37.1%
----------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CAPITALIZATION (continued)
At December 31, 2001 and 2000
Southern Company and Subsidiary Companies 2001 Annual Report

---------------------------------------------------------------------------------------------------------------------------
                                                                2001             2000              2001              2000
---------------------------------------------------------------------------------------------------------------------------
                                                                    (in millions)                    (percent of total)
Company or Subsidiary Obligated Mandatorily
   Redeemable Capital and Preferred Securities:
$25 liquidation value --
   6.85% to 7.00%                                                435              435
   7.13% to 7.38%                                                327              297
   7.60% to 7.63%                                                415              415
   7.75%                                                         649              649
   8.14% to 8.19%                                                400              400
   Auction rate (3.60% at 1/1/02)                                 50               50
---------------------------------------------------------------------------------------------------------------------------
Total company or subsidiary obligated mandatorily
   redeemable capital and preferred securities (annual
   distribution requirement -- $170 million)                   2,276            2,246              12.0              10.6
---------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock of Subsidiaries:
$100 par or stated value --
   4.20% to 7.00%                                                 98               98
$25 par or stated value --
   5.20% to 5.83%                                                200              200
Adjustable and auction rates -- at 1/1/02:
   3.10% to 3.56%                                                 70               70
---------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock of subsidiaries
  (annual dividend requirement -- $18 million)                   368              368               1.9               1.7
---------------------------------------------------------------------------------------------------------------------------
Common Stockholders' Equity:
Common stock, par value $5 per share --
   Authorized -- 1 billion shares
   Issued -- 2001:   701 million shares
          -- 2000:   701 million shares
   Treasury -- 2001:   2 million shares
             -- 2000:  19 million shares
   Par value                                                   3,503            3,503
   Paid-in capital                                                14            3,153
   Treasury, at cost                                             (57)            (545)
Retained earnings                                              4,517            4,672
Accumulated other comprehensive income --
  From continuing operations                                       7                -
  From discontinued operations                                     -              (93)
---------------------------------------------------------------------------------------------------------------------------
Total common stockholders' equity                              7,984           10,690              42.2              50.6
---------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                         $18,925          $21,147             100.0%            100.0%
===========================================================================================================================
The accompanying notes are an integral part of these statements.


CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2001, 2000, and 1999
Southern Company and Subsidiary Companies 2001 Annual Report

                                                                                                    Accumulated
                                                                                                Other Comprehensive
                                                 Common Stock                                       Income From
                                           --------------------------                 -----------------------------
                                           Par     Paid-In                Retained    Continuing      Discontinued
                                          Value    Capital   Treasury     Earnings    Operations       Operations       Total
-------------------------------------------------------------------------------------------------------------------------------
                                                                            (in millions)

Balance at December 31, 1998             $3,499    $2,463      $ (58)      $3,878          $  -           $  15      $  9,797
Net income                                    -         -          -        1,276             -               -         1,276
Other comprehensive income                    -         -          -            -             -            (107)         (107)
Stock issued                                  4        17          1            -             -               -            22
Stock repurchased, at cost                    -         -       (861)           -             -               -          (861)
Cash dividends                                -         -          -         (921)            -               -          (921)
Other                                         -         -         (1)          (1)            -               -            (2)
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999              3,503     2,480       (919)       4,232             -             (92)        9,204
Net income                                    -         -          -        1,313             -               -         1,313
Other comprehensive income                    -         -          -            -             -              (1)           (1)
Stock issued                                  -       121        789            -             -               -           910
Stock repurchased, at cost                    -         -       (414)           -             -               -          (414)
Cash dividends                                -         -          -         (873)            -               -          (873)
Other                                         -       552         (1)           -             -               -           551
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000              3,503     3,153       (545)       4,672             -             (93)       10,690
Net income                                    -         -          -        1,262             -               -         1,262
Other comprehensive income                    -         -          -            -             7              93           100
Stock issued                                  -         -        488          (93)            -               -           395
Mirant spin off distribution                  -    (3,168)         -         (391)            -               -        (3,559)
Cash dividends                                -         -          -         (922)            -               -          (922)
Other                                         -        29          -          (11)            -               -            18
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001             $3,503   $    14      $ (57)      $4,517           $ 7           $   -      $  7,984
===============================================================================================================================


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2001, 2000, and 1999
Southern Company and Subsidiary Companies 2001 Annual Report

--------------------------------------------------------------------------------------------------------------------------
                                                                                         2001          2000         1999
--------------------------------------------------------------------------------------------------------------------------
                                                                                             (in millions)

Consolidated Net Income                                                                $1,262        $1,313       $1,276
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive income -- continuing operations:
   Changes in fair value of qualifying cash flow hedges, net of tax of $4                   7             -            -
--------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income -- continuing operations                                   7             -            -
--------------------------------------------------------------------------------------------------------------------------
Other comprehensive income -- discontinued operations:
   Cumulative effect of accounting change for qualifying hedges, net of tax of $(121)    (249)            -            -
   Changes in fair value of qualifying hedges, net of tax of $(51)                       (104)            -            -
   Less: Reclassification adjustment for amounts
      included in net income, net of tax of $29                                            60             -            -
   Foreign currency translation adjustments, net of tax of $(22), $(1), and $(58)
      for the years 2001, 2000, and 1999, respectively                                    (22)           (1)        (107)
--------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income -- discontinued operations                              (315)           (1)        (107)
--------------------------------------------------------------------------------------------------------------------------
Consolidated Comprehensive Income                                                      $  954        $1,312       $1,169
==========================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Southern Company and Subsidiary Companies 2001 Annual Report


1. Summary of Significant Accounting
   Policies

General

Southern Company is the parent company of five operating companies, a system service company, Southern Communications Services (Southern LINC), Southern Nuclear Operating Company (Southern Nuclear), Southern Power Company (Southern Power), and other direct and indirect subsidiaries. The operating companies -- Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric -- provide electric service in four Southeastern states. Contracts among the operating companies -- related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern LINC provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Power was established in 2001 to construct, own, and manage Southern Company's competitive generation assets and sell electricity at market-based rates in the wholesale market.

   On April 2, 2001, the spin off of Mirant Corporation (Mirant) was completed. As a result of the spin off, Southern Company's financial statements and related information reflect Mirant as discontinued operations. For additional information, see Note 11.

   The financial statements reflect Southern Company's investments in the subsidiaries on a consolidated basis. All material intercompany items have been eliminated in consolidation. Certain prior years' data presented in the consolidated financial statements have been reclassified to conform with the current year presentation.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both the company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The operating companies also are subject to regulation by the FERC and their respective state public service commissions. The companies follow accounting principles generally accepted in the United States and comply with the accounting policies and practices prescribed by their respective commissions. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires the use of estimates, and the actual results may differ from those estimates.

Regulatory Assets and Liabilities

The operating companies are subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Consolidated Balance Sheets at December 31 relate to the following:

                                           2001           2000
---------------------------------------------------------------
                                             (in millions)
Deferred income tax charges               $ 924          $ 957
Premium on reacquired debt                  280            280
Department of Energy assessments             39             46
Vacation pay                                 95             92
Postretirement benefits                      28             30
Deferred income tax credits                (500)          (551)
Accelerated amortization                   (311)          (220)
Storm damage reserves                       (34)           (34)
Other, net                                  125            121
---------------------------------------------------------------
Total                                     $ 646          $ 721
===============================================================

   In the event that a portion of a company's operations is no longer subject to the provisions of FASB Statement No. 71, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

Revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. Fuel costs are expensed as the fuel is used. Electric rates for the operating companies include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between

Southern Company and Subsidiary Companies 2001 Annual Report


recoverable fuel costs and amounts actually recovered in current regulated rates.

   Southern Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

   Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $133 million in 2001, $136 million in 2000, and $137 million in 1999. Alabama Power and Georgia Power have contracts with the U.S. Department of Energy (DOE) that provide for the permanent disposal of spent nuclear fuel. The DOE failed to begin disposing of spent nuclear fuel in January 1998 as required by the contracts, and the companies are pursuing legal remedies against the government for breach of contract. Sufficient pool storage capacity for spent fuel is available at Plant Farley to maintain full-core discharge capability until the refueling outages scheduled for 2006 and 2008 for units 1 and 2, respectively. Sufficient pool storage capacity for spent fuel is available at Plant Vogtle to maintain full-core discharge capability for both units into 2014. At Plant Hatch, an on-site dry storage facility became operational in 2000. Sufficient dry storage capacity is believed to be available to continue dry storage operations at Plant Hatch through the life of the plant. Procurement of on-site dry storage capacity at Plant Farley is in progress, with the intent to place the capacity in operation in 2005. Procurement of on-site dry storage capacity at Plant Vogtle will begin in sufficient time to maintain pool full-core discharge capability.

   Also, the Energy Policy Act of 1992 required the establishment of a Uranium Enrichment Decontamination and Decommissioning Fund, which is funded in part by a special assessment on utilities with nuclear plants. This assessment is being paid over a 15-year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. Alabama Power and Georgia Power -- based on its ownership interests -- estimate their respective remaining liability at December 31, 2001, under this law to be approximately $21 million and $16 million. These obligations are recorded in the Consolidated Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates, which approximated 3.4 percent a year in 2001, 2000, and 1999. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its original cost -- together with the cost of removal, less salvage -- is charged to accumulated depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected costs of decommissioning nuclear facilities and removal of other facilities.

   Georgia Power recorded accelerated amortization and depreciation amounting to $91 million in 2001, $135 million in 2000, and $85 million in 1999. See Note 3 under "Georgia Power Retail Rate Orders" for additional information.

   The Nuclear Regulatory Commission (NRC) requires all licensees operating commercial nuclear power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. Alabama Power and Georgia Power have external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the respective state public service commissions. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. Alabama Power and Georgia Power have filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

   Site study cost is the estimate to decommission a specific facility as of the site study year, and ultimate cost is the estimate to decommission a specific facility as of its retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- based on the most current study as

Southern Company and Subsidiary Companies 2001 Annual Report


of December 31, 2001, for Alabama Power's Plant Farley and Georgia Power's ownership interests in plants Hatch and Vogtle were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
----------------------------------------------------------------
Site study basis (year)             1998       2000       2000
Decommissioning periods:
   Beginning year                   2017       2014       2027
   Completion year                  2031       2042       2045
----------------------------------------------------------------
                                        (in millions)
Site study costs:
   Radiated structures              $629       $486       $420
   Non-radiated structures            60         37         48
----------------------------------------------------------------
Total                               $689       $523       $468
================================================================
                                        (in millions)
Ultimate costs:
   Radiated structures            $1,868     $1,004     $1,468
   Non-radiated structures           178         79        166
----------------------------------------------------------------
Total                             $2,046     $1,083     $1,634
================================================================

Significant assumptions:
   Inflation rate                    4.5%       4.7%       4.7%
   Trust earning rate                7.0        6.5        6.5
----------------------------------------------------------------

   The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making these estimates.

   Annual provisions for nuclear decommissioning are based on an annuity method as approved by the respective state public service commissions. The amount expensed in 2001 and fund balances were as follows:

                                   Plant      Plant      Plant
                                  Farley      Hatch     Vogtle
-----------------------------------------------------------------
                                        (in millions)
Amount expensed in 2001            $  18      $  20     $    9
Accumulated provisions:
   External trust funds,
      at fair value                 $318       $229       $135
   Internal reserves                  36         20         12
-----------------------------------------------------------------
Total                               $354       $249       $147
=================================================================

   Alabama Power's decommissioning costs for ratemaking are based on the site study. Effective January 1, 2002, the Georgia Public Service Commission (GPSC) decreased Georgia Power's annual provision for decommissioning expenses to $8 million. This amount is based on the NRC generic estimate to decommission the radioactive portion of the facilities as of 2000. The estimates are $383 million and $282 million for plants Hatch and Vogtle, respectively. The ultimate costs associated with the 2000 NRC minimum funding requirements are $823 million and $1.03 billion for plants Hatch and Vogtle, respectively. Alabama Power and Georgia Power expect their respective state public service commissions to periodically review and adjust, if necessary, the amounts collected in rates for the anticipated cost of decommissioning.

   In January 2002, Georgia Power received NRC approval for a 20-year extension of the license at Plant Hatch, which would permit the operation of units 1 and 2 until 2034 and 2038, respectively. The decommissioning costs disclosed above do not reflect this extension.

Income Taxes

Southern Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Property, Plant, and Equipment

Property, plant, and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of funds capitalized was $67 million in 2001, $71 million in 2000, and $36 million in 1999. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense as incurred or performed. The cost of replacements of property -- exclusive of minor items of property -- is capitalized.

Leveraged Leases

Southern Company has several leveraged lease agreements -- ranging up to 30 years -- that relate to international energy generation, distribution, and transportation assets. Southern Company receives federal income tax deductions for depreciation and amortization and for interest on long-term debt related to these investments.

Southern Company and Subsidiary Companies 2001 Annual Report


   Southern Company's net investment in leveraged leases consists of the following at December 31:

                                           2001           2000
------------------------------------------------------------------
                                             (in millions)
Net rentals receivable                   $1,430         $1,430
Unearned income                            (775)          (834)
------------------------------------------------------------------
Investment in leveraged leases              655            596
Deferred taxes arising
  from leveraged leases                    (193)          (128)
------------------------------------------------------------------
Net investment in leveraged leases       $  462         $  468
==================================================================

   A summary of the components of income from leveraged leases is as follows:

                                    2001      2000      1999
------------------------------------------------------------------
                                          (in millions)
Pretax leveraged lease income        $59       $61        $28
Income tax expense                    21        21         10
------------------------------------------------------------------
Income from leveraged leases         $38       $40        $18
==================================================================

Impairment of Long-Lived Assets and Intangibles

Southern Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on an estimate of undiscounted future cash flows attributable to the assets, as compared with the carrying value of the assets. If an impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less the cost to sell in order to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is reevaluated when circumstances or events change.

Cash and Cash Equivalents

For purposes of the consolidated financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Materials and Supplies

Generally, materials and supplies include the costs of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Comprehensive Income

Comprehensive income -- consisting of net income and changes in the fair value of marketable securities and qualifying cash flow hedges, net of income taxes -- is presented in the consolidated financial statements. Also, comprehensive income from discontinued operations includes foreign currency translation adjustments, net of income taxes. The objective of comprehensive income is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners.

Financial Instruments

Effective January 2001, Southern Company adopted FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The impact on net income was immaterial.

   Southern Company uses derivative financial instruments to hedge exposures to fluctuations in interest rates, foreign currency exchange rates, and certain commodity prices. Gains and losses on qualifying hedges are deferred and recognized either in income or as an adjustment to the carrying amount of the hedged item when the transaction occurs. At December 31, 2001, Southern Company had $450 million notional amount of interest rate swaps outstanding with deferred gains of $12 million.

   Southern Company is exposed to losses related to financial instruments in the event of counterparties' nonperformance. The company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the company's exposure to counterparty credit risk.

   The operating companies and Southern Power enter into commodity related forward and option contracts to limit exposure to changing prices on certain fuel purchases and electricity purchases and sales. Substantially all of Southern Company's bulk energy purchases and sales contracts meet the definition of a derivative under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In many cases, these fuel and electricity contracts qualify for normal purchase and sale exceptions under Statement No. 133 and are accounted for under the accrual method. Other contracts qualify as cash flow hedges of anticipated transactions, resulting in the deferral of related gains and losses, and are recorded in other comprehensive income until the hedged transactions occur. Any ineffectiveness is recognized currently in

Southern Company and Subsidiary Companies 2001 Annual Report


net income. Contracts that do not qualify for the normal purchase and sale exception and that do not meet the hedge requirements are marked to market through current period income.

   Southern Company has firm purchase commitments for equipment that require payment in euros. As a hedge against fluctuations in the exchange rate for euros, the company entered into forward currency swaps. The total notional amount is 48 million euros maturing in 2002 and 2003. At December 31, 2001, the gain on these swaps was less than $1 million.

   Other Southern Company financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying           Fair
                                         Amount          Value
----------------------------------------------------------------
                                            (in millions)
Long-term debt:
   At December 31, 2001                  $8,634         $8,693
   At December 31, 2000                   7,815          7,702
Capital and preferred securities:
   At December 31, 2001                   2,276          2,282
   At December 31, 2000                   2,246          2,190
----------------------------------------------------------------

   The fair values for long-term debt and capital and preferred securities were based on either closing market price or closing price of comparable instruments.

2. RETIREMENT BENEFITS

Southern Company has a defined benefit, trusteed, pension plan that covers substantially all employees. Also, Southern Company provides certain medical care and life insurance benefits for retired employees. The operating companies fund trusts to the extent required by their respective regulatory commissions. In late 2000, Southern Company adopted several pension and postretirement benefit plan changes that had the effect of increasing benefits to both current and future retirees.

   The measurement date for plan assets and obligations is September 30 for each year. The following disclosures exclude discontinued operations.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                                Projected
                                           Benefit Obligations
                                          ----------------------
                                             2001         2000
----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $3,397       $3,248
Service cost                                  104           96
Interest cost                                 260          239
Benefits paid                                (176)        (159)
Plan amendments                               173            4
Actuarial (gain) loss                           2          (31)
----------------------------------------------------------------
Balance at end of year                     $3,760       $3,397
================================================================

                                               Plan Assets
                                          ----------------------
                                             2001         2000
----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $6,157       $5,266
Actual return on plan assets                 (889)       1,030
Benefits paid                                (159)        (139)
----------------------------------------------------------------
Balance at end of year                     $5,109       $6,157
================================================================

   The accrued pension costs recognized in the Consolidated Balance Sheets were as follows:

                                             2001         2000
------------------------------------------------------------------
                                                (in millions)
Funded status                             $ 1,349      $ 2,760
Unrecognized transition obligation            (51)         (63)
Unrecognized prior service cost               269          116
Unrecognized net gain                      (1,020)      (2,415)
------------------------------------------------------------------
Prepaid asset recognized in the
   Consolidated Balance Sheets            $   547      $   398
==================================================================

   Components of the pension plan's net periodic cost were as follows:

                                    2001      2000       1999
----------------------------------------------------------------
                                          (in millions)
Service cost                       $ 104   $    96     $   97
Interest cost                        260       239        215
Expected return on
   plan assets                      (423)     (384)      (348)
Recognized net gain                  (73)      (62)       (40)
Net amortization                       8         -         (2)
----------------------------------------------------------------
Net pension cost (income)          $(124)    $(111)    $  (78)
================================================================

Southern Company and Subsidiary Companies 2001 Annual Report


Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                               Accumulated
                                           Benefit Obligations
                                           ----------------------
                                             2001         2000
-----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year               $1,052       $  980
Service cost                                   22           18
Interest cost                                  88           76
Benefits paid                                 (54)         (43)
Plan amendments                               186           69
Actuarial (gain) loss                         (55)         (48)
-----------------------------------------------------------------
Balance at end of year                     $1,239       $1,052
=================================================================

                                               Plan Assets
                                             --------------------
                                             2001         2000
-----------------------------------------------------------------
                                                (in millions)
Balance at beginning of year                 $459         $395
Actual return on plan assets                  (59)          47
Employer contributions                         79           59
Benefits paid                                 (54)         (42)
-----------------------------------------------------------------
Balance at end of year                       $425         $459
=================================================================

   The accrued postretirement costs recognized in the Consolidated Balance Sheets were as follows:

                                             2001         2000
-----------------------------------------------------------------
                                                (in millions)
Funded status                               $(814)       $(593)
Unrecognized transition obligation            174          189
Unrecognized prior service cost               239           66
Unrecognized net loss (gain)                   (9)         (53)
Fourth quarter contributions                   41           35
-----------------------------------------------------------------
Accrued liability recognized in the
   Consolidated Balance Sheets              $(369)       $(356)
=================================================================

   Components of the postretirement plan's net periodic cost were as follows:


                                    2001      2000      1999
--------------------------------------------------------------
                                          (in millions)
Service cost                        $ 22      $ 18       $ 21
Interest cost                         88        76         68
Expected return on
   plan assets                       (40)      (34)       (26)
Recognized net gain                    -         -          2
Net amortization                      26        18         15
--------------------------------------------------------------
Net postretirement cost             $ 96      $ 78       $ 80
==============================================================

   The weighted average rates assumed in the actuarial calculations for both the pension plan and postretirement benefits plan were:

                                             2001         2000
-----------------------------------------------------------------
Discount                                     7.50%        7.50%
Annual salary increase                       5.00         5.00
Long-term return on plan assets              8.50         8.50
-----------------------------------------------------------------

   An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.25 percent for 2001 decreasing gradually to 5.25 percent through the year 2010, and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2001, as follows:

                                      1 Percent      1 Percent
                                      Increase        Decrease
------------------------------------------------------------------
                                            (in millions)
Benefit obligation                     $111                $97
Service and interest costs               10                  9
------------------------------------------------------------------

Employee Savings Plan

Southern Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The company provides a 75 percent matching contribution up to 6 percent of an employee's base salary. Total matching contributions made to the plan for the years 2001, 2000, and 1999 were $51 million, $49 million, and $46 million, respectively.

3. CONTINGENCIES AND REGULATORY
   MATTERS

General

Southern Company is subject to certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on Southern Company's financial condition.

Georgia Power Potentially Responsible Party Status

Georgia Power has been designated as a potentially responsible party at sites governed by the Georgia Hazardous Site Response Act and/or by the federal Comprehensive Environmental Response, Compensation and Liability Act. Georgia

Southern Company and Subsidiary Companies 2001 Annual Report


Power has recognized $33 million in cumulative expenses through December 31, 2001 for the assessment and anticipated cleanup of sites on the Georgia Hazardous Sites Inventory. In addition, in 1995 the EPA designated Georgia Power and four other unrelated entities as potentially responsible parties at a site in Brunswick, Georgia, that is listed on the federal National Priorities List. Georgia Power has contributed to the removal and remedial investigation and feasibility study costs for the site. Additional claims for recovery of natural resource damages at the site are anticipated. As of December 31, 2001, Georgia Power had recorded approximately $6 million in cumulative expenses associated with Georgia Power's agreed-upon share of the removal and remedial investigation and feasibility study costs for the Brunswick site.

   The final outcome of each of these matters cannot now be determined. However, based on the currently known conditions at these sites and the nature and extent of Georgia Power's activities relating to these sites, management does not believe that the company's cumulative liability at these sites would be material to the financial statements.

Environmental Litigation

On November 3, 1999, the EPA brought a civil action in U.S. District Court in Georgia against Alabama Power, Georgia Power, and the system service company. The complaint alleges violations of the New Source Review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The Clean Air Act authorizes civil penalties of up to $27,500 per day, per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day.

   The EPA concurrently issued to the operating companies a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution control equipment when performing maintenance and construction at coal-burning plants constructed or under construction prior to 1978. The U.S. District Court in Georgia granted Alabama Power's motion to dismiss for lack of jurisdiction and granted the system service company's motion to dismiss on the grounds that it neither owned nor operated the generating units involved in the proceedings. The court granted the EPA's motion to add Savannah Electric as a defendant, but it denied the motion to add Gulf Power and Mississippi Power based on lack of jurisdiction over those companies. The court directed the EPA to refile its amended complaint limiting claims to those brought against Georgia Power and Savannah Electric. The EPA refiled those claims as directed by the court. Also, the EPA refiled its claims against Alabama Power in U.S. District Court in Alabama. It has not refiled against
Gulf Power, Mississippi Power, or the system service company.

   The Alabama Power, Georgia Power, and Savannah Electric cases have been stayed since the spring of 2001, pending a ruling by the U.S. Court of Appeals for the Eleventh Circuit in the appeal of a very similar New Source Review enforcement action against the Tennessee Valley Authority (TVA). The TVA case involves many of the same legal issues raised by the actions against Alabama Power, Georgia Power, and Savannah Electric. Because the outcome of the TVA case could have a significant adverse impact on Alabama Power and Georgia Power, both companies are parties to that case as well. The U.S. District Court in Alabama has indicated that it will revisit the issue of a continued stay in April 2002. The U.S. District Court in Georgia is currently considering a motion by the EPA to reopen the Georgia case. Georgia Power and Savannah Electric have opposed that motion.

   Southern Company believes that its operating companies complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. An adverse outcome in any one of these cases could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.

Mobile Energy Services' Petition for Bankruptcy

Mobile Energy Services Holdings (MESH), a subsidiary of Southern Company, is the owner and operator of a facility that generates electricity, produces steam, and processes black liquor as part of a pulp and paper complex in Mobile, Alabama. On January 14, 1999, MESH filed a petition for Chapter 11 bankruptcy relief in the U.S. Bankruptcy Court. This action was in response to Kimberly-Clark Tissue

Southern Company and Subsidiary Companies 2001 Annual Report


Company's (Kimberly-Clark) announcement in May 1998 of plans to close its pulp mill, effective September 1, 1999. The pulp mill had historically provided 50 percent of MESH's revenues.

   As a result of settlement discussions with Kimberly-Clark and MESH's bondholders, Southern Company recorded in 1999 a $69 million after-tax write down of its investment in MESH. Southern Company recorded an additional $10 million after-tax write down in 2000. At December 31, 2001, MESH had total assets of $359 million and senior debt outstanding of $190 million of first mortgage bonds and $72 million related to tax-exempt bonds. In connection with the bond financings, Southern Company provided certain limited guarantees, in lieu of funding debt service and maintenance reserve accounts with cash. As of December 31, 2001, Southern Company had paid the full $41 million pursuant to the guarantees. Southern Company continues to have guarantees outstanding of certain potential environmental and other obligations of MESH that represent a maximum contingent liability of $19 million at December 31, 2001. Mirant has agreed to indemnify Southern Company for any future obligations incurred under such guarantees.

   On August 4, 2000, MESH filed a proposed plan of reorganization with the U.S. Bankruptcy Court. The proposed plan of reorganization was most recently amended on October 15, 2001. Southern Company expects that approval of a plan of reorganization would result in either a termination of Southern Company's ownership interest in MESH or the exchange of all assets of MESH for the cancellation of securities held by the bondholders but would not affect
Southern Company's continuing guarantee obligations discussed earlier. The final outcome of this matter cannot now be determined.

California Electricity Markets Litigation

Prior to the spin off of Mirant, Southern Company was named as a defendant in two lawsuits filed in the superior courts of California alleging that certain owners of electric generation facilities in California, including Southern Company, engaged in various unlawful and anticompetitive acts that served to manipulate wholesale power markets and inflate wholesale electricity prices in California. One lawsuit naming Southern Company, Mirant, and other generators as defendants alleged that, as a result of the defendants' conduct, customers paid approximately $4 billion more for electricity than they otherwise would have and sought an award of treble damages, as well as other injunctive and equitable relief. The other suit likewise sought treble damages and equitable relief. The allegations in the two lawsuits in which Southern Company was named seemed to be directed to activities of subsidiaries of Mirant. On September 28 and November 6, 2001, the plaintiffs voluntarily dismissed Southern Company without prejudice from the two lawsuits in which it had been named as a defendant. Prior to being dismissed, Southern Company had notified Mirant of its claim for indemnification for costs associated with the lawsuits under the terms of the master separation agreement that governs the spin off of Mirant. Mirant had undertaken the defense of the lawsuits. Plaintiffs would not be barred by their own dismissal from naming Southern Company in some future lawsuit, but management believes that the likelihood of Southern Company having to pay damages in any such lawsuit is remote.

Race Discrimination Litigation

On July 28, 2000, a lawsuit alleging race discrimination was filed by three Georgia Power employees against Georgia Power, Southern Company, and the system service company in the Superior Court of Fulton County, Georgia. Shortly thereafter, the lawsuit was removed to the United States District Court for the Northern District of Georgia. The lawsuit also raised claims on behalf of a purported class. The plaintiffs seek compensatory and punitive damages in an unspecified amount, as well as injunctive relief. On August 14, 2000, the lawsuit was amended to add four more plaintiffs. Also, an additional subsidiary of Southern Company, Southern Company Energy Solutions, Inc., was named a defendant.

   On October 11, 2001, the district court denied the plaintiffs' motion for class certification. The plaintiffs filed a motion to reconsider the order denying class certification, and the court denied the plaintiffs' motion to reconsider. On December 28, 2001, the plaintiffs filed a petition in the United States Court of Appeals for the Eleventh Circuit seeking permission to file an appeal of the October 11 decision. The defendants filed a brief in opposition of the petition on January 18, 2002. Discovery of the seven named plaintiffs' individual claims that remain in the case is ongoing. The final outcome of the case cannot now be determined.

Alabama Power Rate Adjustment Procedures

In November 1982, the Alabama Public Service Commission (APSC) adopted rates that provide for periodic adjustments based upon Alabama Power's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. Most recently, a 2 percent increase in retail rates was effective in

Southern Company and Subsidiary Companies 2001 Annual Report

October 2001, in accordance with the Rate Stabilization Equalization plan. The rate adjustment procedures allow a return on common equity range of 13 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year and prohibits two consecutive quarterly adjustments in the same direction.

   In December 1995, the APSC issued an order authorizing Alabama Power to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. During the years 2001, 2000, and 1999, Alabama Power did not record any such reductions.

   The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Georgia Power Retail Rate Orders

On December 20, 2001, the GPSC approved a three-year retail rate order for Georgia Power ending December 31, 2004. Under the terms of the order, earnings will be evaluated against a retail return on common equity range of 10 percent to 12.95 percent. Two-thirds of any earnings above the 12.95 percent return will be applied to rate refunds, with the remaining one-third retained by Georgia Power. Retail rates were decreased by $118 million effective January 1, 2002.

   Under a previous three-year order ending December 2001, Georgia Power's earnings were evaluated against a retail return on common equity range of 10 percent to 12.5 percent. The order further provided for $85 million in each year, plus up to $50 million of any earnings above the 12.5 percent return during the second and third years, to be applied to accelerated amortization or depreciation of assets. Two-thirds of additional earnings above the 12.5 percent return were applied to rate refunds, with the remaining one-third retained by Georgia Power. Pursuant to the order, Georgia Power recorded $336 million of accelerated amortization and interest thereon, which has been credited to a regulatory liability account as mandated by the GPSC.

   Under the new rate order, the accelerated amortization and the interest will be amortized equally over three years as a credit to expense beginning in 2002. Effective January 1, 2002, Georgia Power discontinued recording accelerated depreciation and amortization. Georgia Power will not file for a general base rate increase unless its projected retail return on common equity falls below 10 percent. Georgia Power is required to file a general rate case on July 1, 2004, in response to which the GPSC would be expected to determine whether the rate order should be continued, modified, or discontinued.

   In 2000 and 1999, Georgia Power recorded $44 million and $79 million, respectively, of revenue subject to refund for estimated earnings above 12.5 percent retail return on common equity. Refunds applicable to 2000 and 1999 were made to customers in 2001 and 2000, respectively.

4. JOINT OWNERSHIP AGREEMENTS

Alabama Power owns an undivided interest in units 1 and 2 of Plant Miller and related facilities jointly with Alabama Electric Cooperative, Inc.

   Georgia Power owns undivided interests in plants Vogtle, Hatch, Scherer, and Wansley in varying amounts jointly with Oglethorpe Power Corporation (OPC), the Municipal Electric Authority of Georgia, the city of Dalton, Georgia, Florida Power &Light Company (FP&L), and Jacksonville Electric Authority (JEA). In addition, Georgia Power has joint ownership agreements with OPC for the Rocky Mountain facilities and with Florida Power Corporation (FPC) for a combustion turbine unit at Intercession City, Florida. Southern Power owns an undivided interest in Stanton Unit A and related facilities jointly with the Orlando Utilities Commission, Kissimmee Utility Authority, and Florida Municipal Power Agency. The unit is scheduled to go into commercial operation in October 2003.

   At December 31, 2001, Alabama Power's and Georgia Power's ownership and investment (exclusive of nuclear fuel) in jointly owned facilities with the above entities were as follows:

                             Jointly Owned Facilities
                       ------------------------------------------
                         Percent     Amount of     Accumulated
                       Ownership    Investment    Depreciation
                       ------------------------------------------
                                         (in millions)
Plant Vogtle
   (nuclear)                45.7%       $3,304          $1,793
Plant Hatch
   (nuclear)                50.1           881             668
Plant Miller
   (coal)
   Units 1 and 2            91.8           747             326
Plant Scherer
   (coal)
   Units 1 and 2             8.4           112              56
Plant Wansley
   (coal)                   53.5           309             152
Rocky Mountain
   (pumped storage)         25.4           169              78
Intercession City
   (combustion turbine)     33.3            12               1
Plant Stanton
   (combined cycle)
   Unit A                   65.0            31               -
-----------------------------------------------------------------

Southern Company and Subsidiary Companies 2001 Annual Report


   Alabama Power, Georgia Power, and Southern Power have contracted to operate and maintain the jointly owned facilities -- except for the Rocky Mountain project and Intercession City -- as agents for their respective co-owners. The companies' proportionate share of their plant operating expenses is included in the corresponding operating expenses in the Consolidated Statements of Income.

5. LONG-TERM POWER SALES AND LEASE
   AGREEMENTS

The operating companies have long-term contractual agreements for the sale and lease of capacity to certain non-affiliated utilities located outside the system's service area. These agreements are firm and are related to specific generating units. Because the energy is generally provided at cost under these agreements, profitability is primarily affected by capacity revenues.

   Unit power from specific generating plants is currently being sold to FP&L, FPC, and JEA. Under these agreements, approximately 1,500 megawatts of capacity is scheduled to be sold annually unless reduced by FP&L, FPC, and JEA for the periods after 2001 with a minimum of three years notice -- until the expiration of the contracts in 2010. Capacity revenues from unit power sales amounted to $170 million in 2001, $177 million in 2000, and $174 million in 1999.

   Southern Power and Mississippi Power have operating leases for portions of their generating unit capacity. Capacity revenues from these operating leases amounted to $53 million in 2001 and $20 million in 2000. These amounts are included in the financial statements as sales for resale. Minimum future capacity receipts from noncancelable operating leases as of December 31, 2001, are as follows:

Year                                                  Amounts
----                                              ----------------
                                                   (in millions)
2002                                                     $  64
2003                                                        65
2004                                                        64
2005                                                        23
2006                                                        21
2007 and thereafter                                         97
------------------------------------------------------------------
Total                                                     $334
==================================================================

6. INCOME TAXES

At December 31, 2001, the tax-related regulatory assets and liabilities were $924 million and $500 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits. The following tables and disclosures exclude discontinued operations.

   Details of income tax provisions are as follows:

                                     2001       2000      1999
-----------------------------------------------------------------
                                           (in millions)
Total provision for income taxes:
Federal --
   Current                           $477       $421      $504
   Deferred                           (10)        95        11
-----------------------------------------------------------------
                                      467        516       515
-----------------------------------------------------------------
State --
   Current                            103         71        85
   Deferred                           (12)         1        (1)
-----------------------------------------------------------------
                                       91         72        84
-----------------------------------------------------------------
Total                                $558       $588      $599
=================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                2001      2000
---------------------------------------------------------------
                                                 (in millions)
Deferred tax liabilities:
   Accelerated depreciation                   $3,222    $3,199
   Property basis differences                  1,059     1,105
   Other                                         739       650
---------------------------------------------------------------
Total                                          5,020     4,954
---------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes        116       111
   Other property basis differences              178       206
   Deferred costs                                234       190
   Pension and other benefits                    123       125
   Other                                         304       231
---------------------------------------------------------------
Total                                            955       863
---------------------------------------------------------------
Total deferred tax liabilities, net            4,065     4,091
Portion included in current assets
   (liabilities), net                             23       (17)
---------------------------------------------------------------
Accumulated deferred income taxes
   in the Consolidated Balance Sheets         $4,088    $4,074
===============================================================

   In accordance with regulatory requirements, deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Consolidated Statements of Income. Credits amortized in this manner amounted to $30 million a year in 2001, 2000, and 1999. At December 31, 2001, all investment tax credits available to reduce federal income taxes payable had been utilized.

Southern Company and Subsidiary Companies 2001 Annual Report


   The provision for income taxes differs from the amount of income taxes determined by applying the applicable U.S. Federal statutory rate to earnings before income taxes and preferred dividends of subsidiaries, as a result of the following:

                                       2001      2000     1999
----------------------------------------------------------------
Federal statutory rate                 35.0%     35.0%    35.0%
State income tax,
   net of federal deduction             3.7       3.4      3.8
Alternative fuel tax credits           (4.2)     (1.3)    (0.7)
Non-deductible book
   depreciation                         1.7       1.7      1.9
Difference in prior years'
   deferred and current tax rate       (1.1)     (1.3)    (1.3)
Other                                  (2.2)     (0.8)     0.4
----------------------------------------------------------------
Effective income tax rate              32.9%     36.7%    39.1%
================================================================

   Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. In accordance with Internal Revenue Service regulations, each company is jointly and severally liable for the tax liability.

   Mirant was included in the consolidated federal tax return through April 2, 2001. Under the terms of the separation agreement, Mirant will indemnify Southern Company for subsequent assessment of any additional taxes related to its transactions prior to the spin off.

7. COMMON STOCK

Stock Issued and Repurchased

Southern Company issued 17 million and 5 million treasury shares of common stock in 2001 and 2000, respectively, through various company stock plans. Proceeds were $395 million in 2001 and $140 million in 2000. The shares were issued through various company stock plans. At December 31, 2001, approximately 2 million treasury shares remain unissued.

   In December 2000, Southern Company issued 28 million treasury shares of common stock through a public offering. The offering, which included an overallotment of 3 million shares, raised some $800 million and was priced at $28.50 per share. The proceeds were used to repay short-term commercial paper.

   In April 1999, Southern Company's Board of Directors approved the repurchase of up to 50 million shares of Southern Company's common stock over a two-year period through open market or privately negotiated transactions. Under this program, 50 million shares were repurchased by February 2000 at an average price of $25.53 per share.

Shares Reserved

At December 31, 2001, a total of 76 million shares was reserved for issuance pursuant to the Southern Investment Plan, the Employee Savings Plan, the Outside Directors Stock Plan, and the Omnibus Incentive Compensation Plan (stock option plan).

Stock Option Plan

Southern Company provides non-qualified stock options to a large segment of its employees ranging from line management to executives. As of December 31, 2001, 5,622 current and former employees participated in the stock option plan. The maximum number of shares of common stock that may be issued under this plan may not exceed 55 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of three years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern Company Board of Directors in accordance with the plan. Stock option data for the plan has been adjusted to reflect the Mirant spin off. Activity in 2000 and 2001 for the plan is summarized below:

                                         Shares        Average
                                        Subject   Option Price
                                      To Option      Per Share
----------------------------------------------------------------
Balance at December 31, 1999         13,419,978         $14.97
Options granted                      11,042,626          14.67
Options canceled                       (335,282)         14.87
Options exercised                    (1,560,695)         13.65
----------------------------------------------------------------
Balance at December 31, 2000         22,566,627          14.92
Options granted                      13,623,210          20.31
Options canceled                     (3,397,152)         15.39
Options exercised                    (3,161,800)         13.83
----------------------------------------------------------------
Balance at December 31, 2001         29,630,885         $17.46
================================================================

Shares reserved for future grants:
  At December 31, 1999               54,684,999
  At December 31, 2000               43,955,368
  At December 31, 2001               64,795,653
---------------------------------------------------------------
Options exercisable:
  At December 31, 2000                9,354,705
  At December 31, 2001               11,965,858
---------------------------------------------------------------

   Southern Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized.

Southern Company and Subsidiary Companies 2001 Annual Report


   The following table summarizes information about options outstanding at December 31, 2001:

                                           Dollar Price
                                         Range of Options
                                     -------------------------
                                     11-15      15-20    20-24
----------------------------------------------------------------
Outstanding:
   Shares (in thousands)            11,742     12,882    5,007
   Average remaining
      life (in years)                  6.7        7.7      9.1
   Average exercise price           $14.38     $18.34   $22.43
Exerciseable:
   Shares (in thousands)             6,694      5,027      245
   Average exercise price           $14.17     $17.46   $22.42
----------------------------------------------------------------

   The estimated fair values of stock options granted in 2001, 2000, and 1999 were derived using the Black-Scholes stock option pricing model. The following table shows the assumptions and the weighted average fair values of stock options:

                                     2001       2000      1999
------------------------------------------------------------------
Interest rate                         4.8%       6.7%      5.8%
Average expected life of
   stock options (in years)           4.3        4.0       3.7
Expected volatility of
   common stock                      25.4%      20.9%     20.7%
Expected annual dividends
   on common stock                  $1.34      $1.34     $1.34
Weighted average fair value
   of stock options granted         $2.82      $3.36     $4.61
------------------------------------------------------------------

   The pro forma impact of fair-value accounting for options granted on earnings is as follows:


                            Net                      Earnings
Year                       Income                    Per Share
----                  --------------                -------------
                       (in millions)                  (cents)
2001                        $17                        2.4
2000                          8                        1.3
1999                          5                        0.7
-----------------------------------------------------------------

Diluted Earnings Per Share

For Southern Company, the only difference in computing basic and diluted earnings per share is attributable to outstanding options under the stock option plan. The effect of the stock options was determined using the treasury stock method. Shares used to compute diluted earnings per share are as follows:

                                   Average Common Stock Shares
                                --------------------------------
                                2001         2000         1999
----------------------------------------------------------------
                                      (in thousands)
As reported shares           689,352      653,087      685,163
Effect of options              4,191        1,018          530
----------------------------------------------------------------
Diluted shares               693,543      654,105      685,693
================================================================

Common Stock Dividend Restrictions

The income of Southern Company is derived primarily from equity in earnings of its subsidiaries. At December 31, 2001, consolidated retained earnings included $3.4 billion of undistributed retained earnings of the subsidiaries. Of this amount, $2.1 billion was restricted against the payment by the subsidiary companies of cash dividends on common stock under terms of bond indentures. However, Georgia Power expects to discharge its first mortgage bond indenture in early 2002 and to be released from all indenture requirements. The $2.1 billion restriction includes $1.0 billion for Georgia Power under the current indenture requirements.

8. FINANCING

Capital and Preferred Securities

Company or subsidiary obligated mandatorily redeemable capital and preferred securities have been issued by special purpose financing entities of Southern Company and its subsidiaries. Substantially all the assets of these special financing entities are junior subordinated notes issued by the related company seeking financing. Each of these companies considers that the mechanisms and obligations relating to the capital or preferred securities issued for its benefit, taken together, constitute a full and unconditional guarantee by it of the respective special financing entities' payment obligations with respect to the capital or preferred securities. At December 31, 2001, capital securities of $950 million and preferred securities of $1.3 billion were outstanding and recognized in the Consolidated Balance Sheets. Southern Company guarantees the notes related to $950 million of capital or preferred securities issued on its behalf.

Southern Company and Subsidiary Companies 2001 Annual Report


Long-Term Debt Due Within One Year

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                               2001       2000
-----------------------------------------------------------------
                                                (in millions)
Bond improvement fund requirements             $  5        $11
Less:
   Portion to be satisfied by certifying
      property additions                          1         11
-----------------------------------------------------------------
Cash requirements                                 4          -
First mortgage bond maturities
   and redemptions                                3          -
Other long-term debt maturities                 422         67
-----------------------------------------------------------------
Total                                          $429        $67
=================================================================

   The first mortgage bond improvement fund requirements amount to 1 percent of each outstanding series of bonds authenticated under the indentures prior to January 1 of each year, other than those issued to collateralize pollution control revenue bonds and other obligations. The requirements may be satisfied by depositing cash or reacquiring bonds, or by pledging additional property equal to 1662/3 percent of such requirements.

   With respect to the collateralized pollution control revenue bonds, the operating companies have authenticated and delivered to trustees a like principal amount of first mortgage bonds as security for obligations under installment sale or loan agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   Improvement fund requirements and/or serial maturities through 2006 applicable to total long-term debt are as follows: $429 million in 2002; $1.1 billion in 2003; $894 million in 2004; $399 million in 2005; and $226 million in 2006.

Assets Subject to Lien

Each of Southern Company's subsidiaries is organized as a legal entity, separate and apart from Southern Company and its other subsidiaries. The subsidiary companies' mortgages, which secure the first mortgage bonds issued by the companies, constitute a direct first lien on substantially all of the companies' respective fixed property and franchises. Georgia Power expects to discharge its mortgage in early 2002 and that the lien will be removed. There are no agreements or other arrangements among the subsidiary companies under which the assets of one company have been pledged or otherwise made available to satisfy obligations of Southern Company or any of its other subsidiaries.

Bank Credit Arrangements

At the beginning of 2002, unused credit arrangements with banks totaled $5.1 billion, of which $3.7 billion expires during 2002, $500 million expires during 2003, and $900 million expires during 2004. The following table outlines the credit arrangements by company:

                                   Amount of Credit
                                  ----------------------------
                                                Expires
                                               ---------------
                                                      2003 &
Company                   Total    Unused      2002   beyond
--------------------------------------------------------------
                                     (in millions)
Alabama Power            $  964    $  964    $  574   $  390
Georgia Power             1,765     1,765     1,265      500
Gulf Power                  103       103       103        -
Mississippi Power           115       115       110        5
Savannah Electric            66        66        46       20
Southern Company          1,500     1,500     1,500        -
Southern Power              850       557         -      557
Other                        60        60        60        -
--------------------------------------------------------------
Total                    $5,423    $5,130    $3,658   $1,472
==============================================================

   Approximately $2.9 billion of the credit facilities expiring in 2002 allows for term loans ranging from one to three years. Most of the agreements include stated borrowing rates but also allow for competitive bid loans.

   All of the credit arrangements require payment of commitment fees based on the unused portion of the commitments or the maintenance of compensating balances with the banks. These balances are not legally restricted from withdrawal. Included in the $5.1 billion of unused credit arrangements is $4.8 billion of syndicated credit arrangements that require the payment of agent fees.

   A portion of the $5.1 billion unused credit with banks is allocated to provide liquidity support to the companies' variable rate pollution control bonds. The amount of variable rate pollution control bonds requiring liquidity support as of December 31, 2001 was $1.6 billion.

   Southern Company and the operating companies borrow through commercial paper programs that have the liquidity support of committed bank credit arrangements. In addition, the companies from time to time borrow under uncommitted lines of credit with banks. The amount of commercial paper outstanding at December 31, 2001 was $1.8 billion.

Southern Company and Subsidiary Companies 2001 Annual Report


9. COMMITMENTS

Construction Program

Southern Company is engaged in continuous construction programs, currently estimated to total $2.8 billion in 2002, $2.1 billion in 2003, and $2.3 billion in 2004. The construction programs are subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; acquisition of additional generating assets; revised load growth estimates; changes in environmental regulations; changes in existing nuclear plants to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 2001, significant purchase commitments were outstanding in connection with the construction program. Southern Company has approximately 4,500 megawatts of additional generating capacity scheduled to be placed in service by 2003, of which 3,900 megawatts will be competitive generation assets.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of the generating plants, Southern Company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Natural gas purchases are based on various indices at the time of delivery; therefore, only the volume commitments are firm and disclosed in the following chart. Also, Southern Company has entered into various long-term commitments for the purchase of electricity. Total estimated minimum long-term obligations at December 31, 2001, were as follows:

                           Natural
                             Gas                     Purchased
Year                       MMBtu           Fuel        Power
----                    ------------      ---------------------
                        (in millions)      (in millions)
2002                        163,595    $  2,399       $     97
2003                        188,245       2,185            100
2004                        118,245       1,541             95
2005                         66,390       1,218             95
2006                         49,085       1,155             95
2007 and thereafter          18,120       3,627            879
---------------------------------------------------------------
Total commitments           603,680     $12,125         $1,361
===============================================================

Operating Leases

In May 2001, Mississippi Power began the initial 10-year term of a lease agreement signed in 1999 for a combined cycle generating facility built at Plant Daniel. The facility cost approximately $370 million. The lease provides for a residual value guarantee -- approximately 71 percent of the completion cost -- by Mississippi Power that is due upon termination of the lease in certain circumstances. The lease also includes purchase and renewal options. Upon termination of the lease, Mississippi Power may either exercise its purchase option of the facility or allow it to be sold to a third party. Mississippi Power expects the fair market value of the leased facility to substantially reduce or eliminate its payment under the residual value guarantee. The amount of future minimum operating lease payments exclusive of any payment related to this guarantee will be approximately $25 million annually during the initial term.

   Southern Company has other operating lease agreements with various terms and expiration dates. Total operating lease expenses were $64 million, $42 million, and $35 million for 2001, 2000, and 1999, respectively. At December 31, 2001, estimated minimum rental commitments for noncancelable operating leases were as follows:

Year                                                   Amounts
----                                             --------------
                                                 (in millions)
2002                                                     $  74
2003                                                        71
2004                                                        70
2005                                                        66
2006                                                        58
2007 and thereafter                                        317
---------------------------------------------------------------
Total minimum payments                                    $656
===============================================================

   In addition to the above rental commitments, Alabama Power and Georgia Power have obligations upon expiration of certain rail car leases with respect to the residual value of the leased property. These leases expire in 2004, 2006, and 2010, and the maximum obligations are $39 million, $66 million, and $40 million, respectively. At the termination of the leases, the lessee may either exercise its purchase option or the property can be sold to a third party. Alabama Power and Georgia Power expect that the fair market value of the leased property would substantially reduce or eliminate the payments under the residual value obligations.

Southern Company and Subsidiary Companies 2001 Annual Report


Guarantees

Southern Company has made separate guarantees to certain counterparties regarding performance of contractual commitments by Mirant's trading and marketing subsidiaries. At December 31, 2001, the total original notional amount of guarantees was $53 million, all of which will expire by 2007. Estimated fair value of these net contractual commitments outstanding was approximately $25 million. Under the terms of the separation agreement, Mirant may not enter into any new commitments under these guarantees after the spin off date. Based upon a statistical analysis of credit risk, Southern Company's potential exposure under these contractual commitments would not materially differ from the estimated fair value.

   Mirant will pay Southern Company a fee of 1 percent annually on the average aggregate maximum principal amount of all guarantees outstanding until they are replaced or expire. Mirant must use reasonable efforts to release Southern Company from all such support arrangements and will indemnify Southern Company for any obligations incurred.

10. NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988, Alabama Power and Georgia Power maintain agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at the companies' nuclear power plants. The act provides funds up to $9.5 billion for public liability claims that could arise from a single nuclear incident. Each nuclear plant is insured against this liability to a maximum of $200 million by American Nuclear Insurers (ANI), with the remaining coverage provided by a mandatory program of deferred premiums that could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $88 million per incident for each licensed reactor it operates, but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for Alabama Power and Georgia Power -- based on its ownership and buyback interests -- is $176 million and $178 million, respectively, per incident, but not more than an aggregate of $20 million per company to be paid for each incident in any one year.

   Alabama Power and Georgia Power are members of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities.

   Additionally, both companies have policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

   NEIL also covers the additional costs that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can purchase this coverage, subject to a deductible waiting period of between 8 to 26 weeks, with a maximum per occurrence per unit limit of $490 million. After this deductible period, weekly indemnity payments would be received until either the unit is operational or until the limit is exhausted in approximately three years.

   Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The current maximum annual assessments for Alabama Power and Georgia Power under the three NEIL policies would be $35 million and $39 million, respectively.

   Following the terrorist attacks of September 2001, both ANI and NEIL confirmed that terrorist acts against commercial nuclear power plants would be covered under their insurance. However, both companies revised their policy terms on a prospective basis to include an industry aggregate for all terrorist acts. The NEIL aggregate, which applies to all claims stemming from terrorism within a 12-month duration, is $3.24 billion plus any amounts that would be available through reinsurance or indemnity from an outside source. The ANI cap is $200 million in a policy year.

   For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

   All retrospective assessments -- whether generated for liability, property, or replacement power -- may be subject to applicable state premium taxes.

Southern Company and Subsidiary Companies 2001 Annual Report


11. DISCOUNTINUED OPERATIONS

In April 2000, Southern Company announced an initial public offering of up to
19.9 percent of Mirant and its intentions to spin off the remaining ownership of Mirant to Southern Company stockholders within 12 months of the initial stock offering. On October 2, 2000, Mirant completed its initial public offering of
66.7 million shares of common stock priced at $22 per share. This represented
19.7 percent of the 338.7 million shares outstanding. As a result of the stock offering, Southern Company recorded a $560 million increase in paid-in capital with no gain or loss being recognized.

   On February 19, 2001, the Southern Company Board of Directors approved the spin off of its remaining ownership of 272 million Mirant shares. On April 2, 2001, the tax-free distribution of Mirant shares was completed at a ratio of approximately 0.4 for every share of Southern Company common stock held at record date.

   The distribution resulted in charges of approximately $3.2 billion and $0.4 billion to Southern Company's paid-in capital and retained earnings, respectively. The distribution was treated as a non-cash transaction for purposes of the statement of cash flows.

   As a result of the spin off, Southern Company's financial statements reflect Mirant's results of operations, balance sheets, and cash flows as discontinued operations. Certain amounts in the cash flows related to intercompany eliminations for 2000 and 1999 have been reclassified from cash provided from operating activities to cash used for discontinued operations.

   Summarized financial information for the discontinued operations is as follows at December 31:


                                     2001       2000      1999
-----------------------------------------------------------------
                                           (in millions)
Revenues                           $8,182    $13,315    $2,265
Income taxes                           93         86       127
Net income                            142        319       361
-----------------------------------------------------------------

                                                          2000
-----------------------------------------------------------------
                                                 (in millions)
Current assets                                        $  9,057
Total assets                                            22,377
Current liabilities                                      9,726
Total liabilities                                       17,585
Minority and other interests                             1,472
Net assets of
   discontinued operations                               3,320
-----------------------------------------------------------------

12. SEGMENT AND RELATED INFORMATION

Southern Company's reportable business segment is the sale of electricity in the Southeast by the five operating companies and Southern Power. Net income and total assets for discontinued operations are included in the reconciling eliminations column. The all other category includes parent Southern Company, which does not allocate operating expenses to business segments. Also, this category includes segments below the quantitative threshold for separate disclosure. These segments include telecommunications, energy products and services, and leasing and financing services. Intersegment revenues are not material. Financial data for business segments and products and services are as follows:


Business Segments

                                          Electric                    All              Reconciling
Year                                     Utilities                  Other             Eliminations            Consolidated
----                                     -----------------------------------------------------------------------------------
                                                                           (in millions)
2001
-----
Operating revenues                        $  9,906                $   267                 $    (18)                $10,155
Depreciation and amortization                1,144                     29                        -                   1,173
Interest income                                 21                      8                       (2)                     27
Interest expense                               591                    137                       (2)                    726
Income taxes                                   702                   (144)                       -                     558
Segment net income (loss)                    1,149                    (30)                     143                   1,262
Total assets                                29,389                  2,420                   (1,985)                 29,824
Gross property additions                     2,565                     52                        -                   2,617
----------------------------------------------------------------------------------------------------------------------------

Southern Company and Subsidiary Companies 2001 Annual Report

                                          Electric                    All              Reconciling
Year                                     Utilities                  Other             Eliminations            Consolidated
-----                                   ------------------------------------------------------------------------------------
                                                                                   (in millions)
2000
----
Operating revenues                        $  9,860                $   246                 $    (40)                $10,066
Depreciation and amortization                1,135                     36                        -                   1,171
Interest income                                 21                      7                        1                      29
Interest expense                               615                    197                        -                     812
Income taxes                                   703                   (115)                       -                     588
Segment net income (loss)                    1,109                   (115)                     319                   1,313
Total assets                                26,820                  2,200                    2,240                  31,260
Gross property additions                     2,199                     26                        -                   2,225
----------------------------------------------------------------------------------------------------------------------------

                                          Electric                    All              Reconciling
Year                                     Utilities                  Other             Eliminations            Consolidated
----                                    ------------------------------------------------------------------------------------
                                                                           (in millions)
1999
----
Operating revenues                         $ 9,125                $   221                 $    (29)               $  9,317
Depreciation and amortization                1,046                     93                        -                   1,139
Interest income                                 23                      5                        2                      30
Interest expense                               585                    155                      (38)                    702
Income taxes                                   675                     76                        -                     599
Segment net income (loss)                    1,073                   (158)                     361                   1,276
Total assets                                25,336                  2,127                    1,828                  29,291
Gross property additions                     1,854                     27                        -                   1,881
----------------------------------------------------------------------------------------------------------------------------


Products and Services

                                                         Electric Utilities Revenues
                                    ------------------------------------------------------------------------------------
Year                                Retail            Wholesale                      Other                       Total
----                                ------------------------------------------------------------------------------------
                                                                (in millions)

2001                                $8,440               $1,174                       $292                      $9,906
2000                                 8,600                  977                        283                       9,860
1999                                 8,090                  823                        212                       9,125
------------------------------------------------------------------------------------------------------------------------

13. QUARTERLY FINANCIAL INFORMATION FOR CONTINUING OPERATIONS (UNAUDITED)

Summarized quarterly financial data for 2001 and 2000 are as follows:

                                                                                              Per Common Share (Note)
                                                                        -----------------------------------------------------
                              Operating    Operating Consolidated          Basic                              Price Range
Quarter Ended                 Revenues       Income   Net Income        Earnings       Dividends          High          Low
--------------               ------------------------------------       -----------------------------------------------------
                                          (in millions)
March 2001                     $2,270          $475         $180          $0.26          $0.335       $21.650       $16.152
June 2001                       2,561           585          270           0.40           0.335        23.880        20.890
September 2001                  3,165           998          554           0.80           0.335        26.000        22.050
December 2001                   2,159           333          116           0.16           0.335        25.980        22.300

March 2000                     $2,052        $  428         $151          $0.23          $0.335       $25.875       $20.375
June 2000                       2,522           598          256           0.39           0.335        27.875        21.688
September 2000                  3,198         1,039          523           0.81           0.335        35.000        23.406
December 2000                   2,294           340           64           0.09           0.335        33.880        27.500
-----------------------------------------------------------------------------------------------------------------------------
Southern Company's business is influenced by seasonal weather conditions.
Note: Market price data in 2001 declined as a result of the Mirant spin off.

Selected Consolidated Financial and Operating Data 1997-2001
Southern Company and Subsidiary Companies 2001 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                     2001           2000        1999       1998        1997
-----------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)                                  $10,155        $10,066      $9,317     $9,499      $8,774
Total Assets (in millions)                                        $29,824        $31,260     $29,291    $28,723     $27,898
Gross Property Additions (in millions)                             $2,617         $2,225      $1,881     $1,356      $1,138
Return on Average Common Equity (percent)                           13.51          13.20       13.43      10.04       10.30
Cash Dividends Paid Per Share of Common Stock                       $1.34          $1.34       $1.34      $1.34       $1.30
-----------------------------------------------------------------------------------------------------------------------------
Consolidated Net Income (in millions):
   Continuing operations                                           $1,120        $   994     $   915       $986        $990
   Discontinued operations                                            142            319         361         (9)        (18)
-----------------------------------------------------------------------------------------------------------------------------
   Total                                                           $1,262         $1,313      $1,276       $977        $972
=============================================================================================================================
Earnings Per Share From Continuing Operations --
   Basic                                                            $1.62          $1.52       $1.33      $1.41       $1.45
   Diluted                                                           1.61           1.52        1.33       1.41        1.45
Earnings Per Share Including Discontinued Operations --
   Basic                                                            $1.83          $2.01       $1.86      $1.40       $1.42
   Diluted                                                           1.82           2.01        1.86       1.40        1.42
-----------------------------------------------------------------------------------------------------------------------------
Capitalization (in millions):
Common stock equity                                              $  7,984        $10,690    $  9,204   $  9,797    $  9,647
Preferred stock and securities                                      2,644          2,614       2,615      2,465       2,155
Long-term debt                                                      8,297          7,843       7,251      6,505       6,347
-----------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                       $18,925        $21,147     $19,070    $18,767     $18,149
=============================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                  42.2           50.6        48.3       52.2        53.2
Preferred stock and securities                                       13.9           12.3        13.7       13.1        11.9
Long-term debt                                                       43.9           37.1        38.0       34.7        34.9
-----------------------------------------------------------------------------------------------------------------------------
Total excluding amounts due within one year                         100.0          100.0       100.0      100.0       100.0
=============================================================================================================================
Other Common Stock Data (Note):
Book value per share (year-end)                                    $11.44         $15.69      $13.82     $14.04      $13.91
Market price per share:
   High                                                           $26.000        $35.000     $29.625    $31.563     $26.250
   Low                                                             16.152         20.375      22.063     23.938      19.875
   Close                                                           25.350         33.250      23.500     29.063      25.875
Market-to-book ratio (year-end) (percent)                           221.6          211.9       170.0      207.0       186.0
Price-earnings ratio (year-end) (times)                              15.6           16.5        12.6       20.8        18.2
Dividends paid (in millions)                                         $922           $873        $921       $933        $889
Dividend yield (year-end) (percent)                                   5.3            4.0         5.7        4.6         5.0
Dividend payout ratio (percent)                                      82.4           66.5        72.2       95.6        91.5
Shares outstanding (in thousands):
   Average                                                        689,352        653,087     685,163    696,944     685,033
   Year-end                                                       698,344        681,158     665,796    697,747     693,423
Stockholders of record (year-end)                                 150,242        160,116     174,179    187,053     200,508
-----------------------------------------------------------------------------------------------------------------------------
Customers (year-end) (in thousands):
Residential                                                         3,441          3,398       3,339      3,277       3,220
Commercial                                                            539            527         513        497         479
Industrial                                                             14             14          15         15          16
Other                                                                   4              5           4          5           5
-----------------------------------------------------------------------------------------------------------------------------
Total                                                               3,998          3,944       3,871      3,794       3,720
=============================================================================================================================
Employees (year-end)                                               26,122         26,021      26,269     25,206      24,682
-----------------------------------------------------------------------------------------------------------------------------
Note:  Common stock data in 2001 declined as a result of the Mirant spin off.


Selected Consolidated Financial and Operating Data 1997-2001 (continued)
Southern Company and Subsidiary Companies 2001 Annual Report

------------------------------------------------------------------------------------------------------------------------------------
                                                                     2001           2000        1999       1998        1997
------------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions):
Residential                                                      $  3,247       $  3,361      $3,107     $3,167      $2,836
Commercial                                                          2,966          2,918       2,745      2,766       2,594
Industrial                                                          2,144          2,289       2,238      2,268       2,138
Other                                                                  83             32           -         79          77
------------------------------------------------------------------------------------------------------------------------------------
Total retail                                                        8,440          8,600       8,090      8,280       7,645
Sales for resale within service area                                  338            377         350        374         376
Sales for resale outside service area                                 836            600         473        522         510
------------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                            9,614          9,577       8,913      9,176       8,531
Other revenues                                                        541            489         404        323         243
------------------------------------------------------------------------------------------------------------------------------------
Total                                                             $10,155        $10,066      $9,317     $9,499      $8,774
====================================================================================================================================
Kilowatt-Hour Sales (in millions):
Residential                                                        44,538         46,213      43,402     43,503      39,217
Commercial                                                         46,939         46,249      43,387     41,737      38,926
Industrial                                                         52,891         56,746      56,210     55,331      54,196
Other                                                                 977            970         945        929         903
------------------------------------------------------------------------------------------------------------------------------------
Total retail                                                      145,345        150,178     143,944    141,500     133,242
Sales for resale within service area                                9,388          9,579       9,440      9,847       9,884
Sales for resale outside service area                              21,380         17,190      12,929     12,988      13,761
------------------------------------------------------------------------------------------------------------------------------------
Total                                                             176,113        176,947     166,313    164,335     156,887
====================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                          7.29           7.27        7.16       7.28        7.23
Commercial                                                           6.32           6.31        6.33       6.63        6.66
Industrial                                                           4.05           4.03        3.98       4.10        3.95
Total retail                                                         5.81           5.73        5.62       5.85        5.74
Sales for resale                                                     3.82           3.65        3.68       3.92        3.75
Total sales                                                          5.46           5.41        5.36       5.58        5.44
Average Annual Kilowatt-Hour
   Use Per Residential Customer                                    13,014         13,702      13,107     13,379      12,296
Average Annual Revenue Per Residential Customer                   $948.83        $996.44     $938.39    $973.94     $889.29
Plant Nameplate Capacity Owned (year-end) (megawatts)              34,579         32,807      31,425     31,161      31,146
Maximum Peak-Hour Demand (megawatts):
Winter                                                             26,272         26,370      25,203     21,108      22,969
Summer                                                             29,700         31,359      30,578     28,934      27,334
System Reserve Margin (at peak) (percent)                            19.3            8.1         8.5       12.8        15.0
Annual Load Factor (percent)                                         62.0           60.2        59.2       60.0        59.4
Plant Availability (percent):
Fossil-steam                                                         88.1           86.8        83.3       85.2        88.2
Nuclear                                                              90.8           90.5        89.9       87.8        88.8
------------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                 67.5           72.3        73.1       72.8        74.7
Nuclear                                                              15.2           15.1        15.7       15.4        16.5
Hydro                                                                 2.6            1.5         2.3        3.9         4.3
Oil and gas                                                           8.4            4.0         2.8        3.3         1.7
Purchased power                                                       6.3            7.1         6.1        4.6         2.8
------------------------------------------------------------------------------------------------------------------------------------
Total                                                               100.0          100.0       100.0      100.0       100.0
====================================================================================================================================